Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-190076

PROSPECTUS

$375,000,000

Wolverine World Wide, Inc.

Exchange Offer for All Outstanding

$375,000,000 aggregate amount of 6.125% Senior Notes due 2020

(CUSIP Nos. U97227AA7 and 978097AA1)

for new 6.125% Senior Notes due 2020

that have been registered under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time,

on September 4, 2013, unless extended.

We are offering to exchange up to $375,000,000 aggregate principal amount of our 6.125% Senior Notes due 2020 (the “Exchange Notes”) for an equal amount of our outstanding, unregistered 6.125% Senior Notes due 2020 (the “Outstanding Notes”). The term “Notes” refers to both the Outstanding Notes and the Exchange Notes. We refer to the offer to exchange the Exchange Notes for the Outstanding Notes as the “exchange offer” in this prospectus. The Exchange Notes will be identical in all material respects to the Outstanding Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and except that the transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes will not apply to the Exchange Notes.

Material Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on September 4, 2013, unless extended.

•

Upon expiration of the exchange offer, all Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of the applicable series of Exchange Notes.

•	You may withdraw tendered Outstanding Notes at any time at or prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the Exchange Notes for Outstanding Notes will not be a taxable exchange for U.S. federal income tax purposes.

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Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it acquired the Outstanding Notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities.

See the “Description of Notes” section beginning on page 38 for more information about the Exchange Notes to be issued in this exchange offer.

See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 6, 2013

In making your investment decision, you should rely only on the information contained in this prospectus and in the documents incorporated herein by reference. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or that the information in any document incorporated herein by reference is accurate as of any date other than the date of the incorporated document. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Unless specifically listed below under the caption “Incorporation by Reference,” the information contained on the SEC website is not intended to be incorporated herein by reference and you should not consider that information a part of this prospectus. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request, a copy of this information and any and all of the documents referred to herein, including the Registration Rights Agreement and indenture for the Notes, which are summarized in this prospectus, by request directed to:

Wolverine World Wide, Inc.

9341 Courtland Drive N.E.

Rockford, MI 49351

Attention: General Counsel

(616) 866-5500

In order to ensure timely delivery, you must make such request no later than five business days before the expiration of the exchange offer.

INCORPORATION BY REFERENCE

We “incorporate by reference” in this prospectus the following documents that we have previously filed with the SEC. This means that we are disclosing important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated herein by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC:

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our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 (including the portions of our Definitive Proxy Statement on Schedule 14A for our 2013 annual meeting of stockholders specifically incorporated by reference therein, and excluding the audited financial statements and Item 15(a)(2), Schedule II, which have been superseded by the audited financial statements and Schedule II, respectively, included in our Current Report on Form 8-K filed on July 22, 2013) (our “2012 10-K”);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 23, 2013 and June 15, 2013; and

•	our Current Reports on Form 8-K filed with the SEC on February 12, 2013, April 19, 2013, and July 22, 2013.

We filed our unaudited pro forma consolidated condensed financial statements reflecting our acquisition of the Performance + Lifestyle Group business (“PLG” and such business, the “PLG Business”) of Collective Brands, Inc. (“CBI”) as exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on October 9, 2012, and such financial statements are incorporated herein by reference.

We also incorporate by reference each of the documents that we file with the SEC (excluding those filings made under Item 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit, or other information furnished to the SEC) under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the completion of the exchange offer. Any statements made in such documents will automatically update and supersede the information contained in this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated herein by reference.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for any historical information contained or incorporated herein by reference, the matters discussed in this prospectus and the documents incorporated herein by reference contain certain “forward-looking statements,” which are statements relating to future, not past, events. In this context, forward-looking statements often address management’s current beliefs, assumptions, expectations, estimates and projections about future business and financial performance, global political, economic and market conditions, and the Company itself. Such statements often contain words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “should,” “will,” variations of such words, and similar expressions. Forward-looking statements, by their nature, address matters that are, to varying degrees, uncertain. Uncertainties that could cause our performance to differ materially from what is expressed in forward-looking statements include, but are not limited to, the following:

•	changes in national, regional or global economic and market conditions;

•	the impact of financial and credit markets on us, our suppliers and customers;

•	changes in interest rates, tax laws, duties, tariffs, quotas or applicable assessments in countries of import and export;

•	the impact of regulation, regulatory and legal proceedings, and legal compliance risks;

•	currency fluctuations;

•	currency restrictions;

•	changes in future pension funding requirements and pension expenses;

•	the risks of doing business in developing countries, and politically or economically volatile areas;

•	the ability to secure and protect owned intellectual property or use licensed intellectual property;

•	changes in consumer preferences, spending patterns, buying patterns, price sensitivity or demand for our products;

•	the impact of seasonality and unpredictable weather conditions;

•	changes in relationships with, including the loss of, significant customers;

•	the cancellation of orders for future delivery;

•

the failure of the Department of Defense to exercise future purchase options or award new contracts, or the cancellation or modification of existing contracts by the Department of Defense or other military purchasers;

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matters relating to our recent acquisition of the PLG Business, including our ability to realize the benefits of the PLG acquisition or to do so on a timely basis, our ability to combine our business with PLG successfully or in a timely and cost-efficient manner, the degree of business disruption relating to the PLG acquisition, and our increased indebtedness following the PLG acquisition;

•	the cost, availability and management of raw materials, inventories, services and labor for owned and contract manufacturers;

•	problems affecting our distribution system, including service interruptions at shipping and receiving ports;

•	the failure to maintain the security of personally identifiable and other information of our customers and employees;

•	the inability for any reason to effectively compete in global footwear, apparel and consumer-direct markets; and

•	strategic actions, including new initiatives and ventures, acquisitions and dispositions, and our success in integrating acquired businesses and implementing new initiatives and ventures.

These uncertainties could cause a material difference between a forward-looking statement and an actual outcome. The uncertainties included here are not exhaustive and are described in more detail under the caption “Risk Factors” in this prospectus and in Part I, Item 1A, “Risk Factors” of our 2012 10-K, which is incorporated herein by reference. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictors of actual results. We do not undertake an obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

In addition to causing our actual results to differ, the factors listed above and referred to below under the caption “Risk Factors” in this prospectus may cause our intentions to change from those statements of intention set forth in this prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

v

TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our service marks or trademarks. Other trademarks, service marks and trade names appearing in this prospectus and the documents incorporated herein by reference are the property of their respective owners. Our owned trademarks include Hush Puppies®, Dog Likeness (registered design trademark), Wolverine®, Bates®, Cushe®, Chaco®, Soft Style®, Wolverine Fusion®, DuraShocks®, MultiShox®, Wolverine Compressor®, Wolverine ICS®, Hidden Tracks®, iTechnologyTM, Bounce®, Comfort Curve®, HyTest®, Merrell®, M Circle Design (registered design trademark), Continuum®, Sebago®, Q Form®, Sperry Top-Sider®, Stride Rite®, Saucony® and Keds®. Our Wolverine Leathers Division markets its pigskin leathers under the trademarks Wolverine Warrior Leather®, Weather Tight® and All Season Weather Leathers™. We have footwear marketing and distribution rights under the Cat®, Harley-Davidson® and Patagonia® trademarks pursuant to license arrangements with the respective trademark owners. We also own or have the rights to copyrights that protect the content of our products. The trademarks, service marks, tradenames and copyrights referred to in this prospectus and the documents incorporated herein by reference may not always be listed with the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, tradenames and copyrights.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated herein by reference, but may not contain all information that may be important to you. We encourage you to read this entire prospectus and the documents to which we refer you carefully, including “Risk Factors” and the consolidated financial statements and other information contained elsewhere in this prospectus or incorporated by reference herein, before making an investment decision.

Unless the context otherwise requires or as otherwise indicated, references in this prospectus to “we,” “our,” “us,” “Wolverine” and the “Company” refer to Wolverine World Wide, Inc. and its consolidated subsidiaries; references to the “PLG Business” or “PLG” refer to the Performance + Lifestyle Group business of Collective Brands, Inc. Financial and other information identified in this prospectus as “pro forma” gives effect to the consummation of the acquisition of the PLG Business.

Our Company

Wolverine World Wide, Inc. is a leading designer, manufacturer, marketer, wholesaler and retailer of a broad range of quality casual footwear and apparel, performance outdoor and athletic footwear and apparel, children’s footwear, industrial work boots and apparel, and uniform shoes and boots.

On October 9, 2012, we acquired the Performance + Lifestyle Group business of Collective Brands, Inc. for approximately $1,249.5 million in cash, which amount is subject to the finalization of certain post-closing adjustments. PLG designs and markets casual and athletic footwear, apparel and related accessories for adults and children under well-known brand names, including Sperry Top-Sider®, Saucony®, Stride Rite® and Keds®. PLG also includes both wholesale and consumer-direct operations. The PLG acquisition expanded our portfolio to 16 brands that are marketed in approximately 200 countries and territories around the world.

Our products generally feature contemporary styling with proprietary technologies designed to provide maximum comfort and performance. The products are marketed under widely recognized brand names, including Bates®, Cat® Footwear,  Chaco®, Cushe®,  Harley-Davidson® Footwear, Hush Puppies®, HyTest®, Keds®, Merrell®, Patagonia® Footwear, Sebago®, Soft Style®, Saucony®, Sperry Top-Sider®, Stride Rite® and Wolverine®. We believe that our primary competitive advantages are our well-recognized brand names, our patented proprietary designs, our diverse product offerings and comfort technologies, our wide range of distribution channels and our diversified manufacturing and sourcing base. Cat® is a registered trademark of Caterpillar, Inc., Harley-Davidson® is a registered trademark of H-D U.S.A., LLC. and Patagonia® is a registered trademark of Patagonia, Inc. Our brands are sold at various price points targeting a wide range of consumers of casual, work, outdoor and athletic footwear and apparel. We also license some of our brands for use on products other than footwear or apparel.

We have three reportable operating segments, which are as follows: (i) the Lifestyle Group, consisting of Sperry Top-Sider® footwear and apparel, Stride Rite® footwear, Hush Puppies® footwear and apparel, Keds® footwear and Soft Style® footwear, (ii) the Performance Group, consisting of Merrell® footwear and apparel, Saucony® footwear and apparel, Chaco® footwear,  Patagonia® footwear and Cushe® footwear, and (iii) the Heritage Group, consisting of Wolverine® footwear and apparel, Cat® footwear, Bates® uniform footwear, Sebago® footwear and apparel, Harley-Davidson® footwear and HyTest® Safety footwear. The reportable segments are engaged in designing, manufacturing, sourcing, marketing, licensing and distributing branded footwear, apparel and accessories. Reported revenue of the reportable operating segments includes revenue from the sale of branded footwear, apparel and accessories to third-party customers; royalty income from the licensing of our trademarks and brand names to third-party licensees and distributors; and revenue from our mono-branded consumer-direct business. In addition to our three reportable operating segments, we also report results in the Corporate and Other categories. The Corporate category consists primarily of unallocated corporate expenses including acquisition-related transaction and integration expenses. The Other category consists of our multi-branded consumer-direct business, our leather marketing operations, Wolverine Leathers, and our sourcing operations, which include third-party commission revenues.

Our Global Operations Group is responsible for manufacturing, sourcing, distribution and customer support. We directly sell our products in the United States, Canada and certain countries in Europe to a wide range of retail customers, including department stores, national chains, catalogs, specialty retailers, mass merchants and Internet retailers, and to governments and municipalities. Many of the retailers carrying our products operate multiple storefront locations. Our products are marketed worldwide in approximately 200 countries and territories through Company-owned wholesale and retail operations and through licensees and distributors.

Wolverine World Wide, Inc., publicly traded on the New York Stock Exchange under the ticker symbol “WWW,” is a Delaware corporation and the successor of a Michigan corporation of the same name organized in 1906, which, in turn, was the successor of a hide, leather and wholesale footwear business established in Grand Rapids, Michigan in 1883.

Our principal executive offices are located at 9341 Courtland Drive N.E., Rockford, Michigan 49351 and our telephone number at that address is (616) 866-5500. Our website is located at http://www.wolverineworldwide.com. Our website and the information contained on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus or incorporated herein by reference when making a decision as to whether to participate in the exchange offer.

SUMMARY OF THE EXCHANGE OFFER

The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section “The Exchange Offer.” The term “Outstanding Notes” refers to our outstanding 6.125% Senior Notes due 2020 issued on October 9, 2012 in a private placement transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The term “Exchange Notes” refers to our 6.125% Senior Notes due 2020 offered by this prospectus, which have been registered under the Securities Act. The term “Notes” refers collectively to the Outstanding Notes and the Exchange Notes offered in the exchange offer. The term “indenture” refers to the indenture that governs each of the Outstanding Notes and the Exchange Notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of Exchange Notes, which have been registered under the Securities Act, for each $1,000 principal amount of Outstanding Notes, subject to a minimum exchange of $2,000. As of the date of this prospectus, $375,000,000 aggregate principal amount of the Outstanding Notes is outstanding.

We issued the Outstanding Notes in a private transaction for resale pursuant to Rule 144A and Regulation S under the Securities Act. The terms of the Exchange Notes are substantially identical to the terms of the Outstanding Notes, except that provisions relating to transfer restrictions, registration rights, and rights to increased interest in addition to the stated interest rate on the Outstanding Notes (“Additional Interest”) will not apply to the Exchange Notes.

In order to exchange your Outstanding Notes for Exchange Notes, you must properly tender them at or prior to the expiration of the exchange offer.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on September 4, 2013, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Procedures for Tendering Outstanding Notes	You may tender your Outstanding Notes through book-entry transfer in accordance with The Depository Trust Company’s Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:

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complete, sign, and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your Outstanding Notes, to the exchange agent at the address set forth under “The Exchange Offer—The Exchange Agent”; or

•	arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the Outstanding Notes being tendered into the exchange agent’s account at The Depository Trust Company.

You may tender your Outstanding Notes for the applicable series of Exchange Notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Guaranteed Delivery Procedures	If you wish to tender your Outstanding Notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your Outstanding Notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you beneficially own Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Withdrawal of Tenders	You may withdraw your tender of Outstanding Notes at any time at or prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer—Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Upon consummation of the exchange offer, we will accept any and all Outstanding Notes that are properly tendered in the exchange offer and not withdrawn at or prior to the expiration time. The Exchange Notes issued pursuant to the exchange offer will be delivered promptly upon expiration of the exchange offer, and any tendered Outstanding Notes that are not accepted for exchange will be returned to the tendering holder promptly upon the expiration or termination of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Registration Rights Agreement	We are making the exchange offer pursuant to the Registration Rights Agreement that we entered into on October 9, 2012 with the initial purchasers of the Outstanding Notes (the “Registration Rights Agreement”).

Resales of Exchange Notes	We believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are not an “affiliate” of ours;

•	the Exchange Notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued to you in the exchange offer;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes issued in the exchange offer; and

•

if you are a broker-dealer, you will receive the Exchange Notes for your own account, the Outstanding Notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any Exchange Notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See “The Exchange Offer—Consequences of Exchanging Outstanding Notes.”

Consequences of Failure to Exchange Your Outstanding Notes	If you do not exchange your Outstanding Notes in the exchange offer, your Outstanding Notes will continue to be subject to the restrictions on transfer provided in the Outstanding Notes and in the indenture. In general, the Outstanding Notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. If a substantial amount of the Outstanding Notes is exchanged for a like amount of the Exchange Notes, the liquidity and the trading market for your untendered Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Exchange Agent	The exchange agent for the exchange offer is Wells Fargo Bank, National Association. For additional information, see “The Exchange Offer—The Exchange Agent” and the accompanying letter of transmittal.

Material U.S. Federal Income Tax Considerations	The exchange of your Outstanding Notes for Exchange Notes will not be a taxable exchange for United States federal income tax purposes.

You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the Exchange Notes. For additional information, see “Material U.S. Federal Income Tax Considerations.”

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The terms of the Exchange Notes are substantially the same as the Outstanding Notes, except that provisions relating to transfer restrictions, registration rights, and Additional Interest will not apply to the Exchange Notes. The following is a summary of the principal terms of the Exchange Notes. A more detailed description is contained in the section “Description of Notes” in this prospectus.

Issuer	Wolverine World Wide, Inc.

Securities Offered	$375.0 million aggregate principal amount of 6.125% Senior Notes due 2020.

Maturity Date	October 15, 2020.

Interest Rate	6.125% per year.

Interest Payment Dates	Interest on the Exchange Notes is payable semi-annually in arrears on April 15 and October 15 of each year. Interest on the Exchange Notes will initially accrue from the most recent date as to which interest has been paid on the Outstanding Notes.

Optional Redemption	The Exchange Notes will be redeemable at our option, in whole or in part, at any time on or after October 15, 2016, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to October 15, 2015, we may redeem up to 35% of the original principal amount of the Exchange Notes with the proceeds of certain equity offerings at a redemption price of 106.125% of the principal amount of the Exchange Notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to October 15, 2016, we may also redeem some or all of the Exchange Notes at a price equal to 100% of the principal amount of the Exchange Notes, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole premium.”

Change of Control Offer	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the Exchange Notes, to cause us to repurchase some or all of your Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Disposition Offer

If we or our Restricted Subsidiaries, as defined in the section “Description of Notes,” sell assets, under certain circumstances, we will be required to use the net proceeds to make an offer to purchase Exchange Notes at an offer price in cash in an amount equal to 100% of the principal amount of the Exchange Notes plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Guarantees	Each of our existing and future domestic subsidiaries that is a borrower under or that guarantees obligations under our New Credit Facility (as defined in “Description of Certain Other Indebtedness”) or that guarantees our other indebtedness or indebtedness of any Guarantor (so long as such indebtedness is in an aggregate principal amount of $50.0 million or greater) will guarantee the Exchange Notes on a senior unsecured basis. Such entities are referred to herein as the “Guarantors.” Under certain circumstances, Guarantors may be released from their guarantees without the consent of the holders of Exchange Notes. See “Description of Notes—Note Guarantees.”

Ranking	The Exchange Notes and the guarantees will be our and the Guarantors’ senior unsecured obligations and will:

•	rank senior in right of payment to all of our and the Guarantors’ existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our and the Guarantors’ existing and future senior indebtedness;

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be effectively subordinated to any of our and the Guarantors’ existing and future secured debt, including indebtedness under our New Credit Facility, to the extent of the value of the assets securing such debt; and

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be structurally subordinated to all of the existing and future liabilities (including debt and trade payables but excluding intercompany liabilities) of each of our subsidiaries that do not guarantee the Exchange Notes.

Covenants	We will issue the Exchange Notes under the indenture, dated October 9, 2012, with Wells Fargo Bank, National Association, as trustee. The indenture , among other things, limits our ability and the ability of our Restricted Subsidiaries to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, our capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell or otherwise dispose of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications. Many of these covenants will not apply to us and our Restricted Subsidiaries during any period in which the Exchange Notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. For more details, see “Description of Notes.”

Risk Factors	See “Risk Factors” for a discussion of certain risks you should carefully consider.

RISK FACTORS

The Exchange Notes involve substantial risks similar to those associated with the Outstanding Notes. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest or principal on the Notes or otherwise fulfill our obligations under the indenture governing the Notes.

Risk Factors Related to the Exchange Offer

We cannot assure you that you will be able to sell your Exchange Notes at a particular time or that the price that you receive when you sell the Exchange Notes will be favorable.

We do not intend to have the Exchange Notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. Therefore, we cannot assure you as to the liquidity of any trading market for the Exchange Notes. The liquidity of any market for the Exchange Notes will depend on a number of factors, including:

•	the number of holders of Exchange Notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Exchange Notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market, if any, for the Exchange Notes may face similar disruptions that may adversely affect the prices at which you could sell your Exchange Notes. Therefore, you may not be able to sell your Exchange Notes at a particular time, and the price that you receive when you sell may not be favorable.

You may have difficulty selling any Outstanding Notes that you do not exchange.

If you do not exchange your Outstanding Notes for Exchange Notes in the exchange offer, you will continue to hold Outstanding Notes subject to restrictions on their transfer. Those transfer restrictions are described in the indenture governing the Outstanding Notes and in the legend contained on the Outstanding Notes, and arose because we originally issued the Outstanding Notes under an exemption from the registration requirements of the Securities Act.

In general, you may offer or sell your Outstanding Notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not currently intend to register the Outstanding Notes under the Securities Act or any state securities laws. If a substantial amount of the Outstanding Notes is exchanged for a like amount of the Exchange Notes issued in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your Outstanding Notes.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes.

After the completion of our acquisition of the PLG Business and the transactions related thereto, including the closing of the New Credit Facility and the sale of the Outstanding Notes (collectively, the “Transactions”), we incurred a significant amount of indebtedness. As of June 15, 2013, our total debt was $1,184.7 million, and we had unused commitments of $198.1 million under our New Credit Facility (after giving effect to $1.9 million of outstanding letters of credit), which could increase by up to an additional amount such that the total amount of all facilities under the New Credit Facility does not exceed $1.3 billion.

Subject to the limits contained in the New Credit Agreement (as defined in “Description of Certain Other Indebtedness”), the indenture that governs the Notes and our other debt instruments, we may be able to incur substantial additional debt from time to time under the New Credit Agreement or otherwise to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the Notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the Notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the New Credit Facility, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the New Credit Agreement and the indenture that governs the Notes contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the Notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the Notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The New Credit Agreement and the indenture that governs the Notes restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Certain Other Indebtedness” and “Description of Notes.”

In addition, we conduct a substantial portion of our operations through our subsidiaries, certain of which are not Guarantors of the Notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the Notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are Guarantors of the Notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the Notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the New Credit Agreement and the indenture that governs the Notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the Notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the Notes and lenders under the New Credit Facility could declare all outstanding principal and interest to be due and payable, the lenders under the New Credit Facility could terminate their revolving lending commitments, the lenders could effect remedies, including engaging in foreclosure sales with respect to the assets securing the obligations under the New Credit Facility, and we could be forced into bankruptcy or liquidation. All of these events could result in losing your investment in the Notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the New Credit Agreement and the indenture that governs the Notes restrict our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the Notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. As of June 15, 2013, our New Credit Facility provided for unused revolving commitments of $198.1 million (after giving effect to $1.9 million of outstanding letters of credit). In addition, the New Credit Agreement provides for an option to increase the aggregate principal amount of the facilities thereunder by up to an additional amount such that the total amount of all such facilities does not exceed $1.3 billion, subject to certain conditions. All borrowings under the New Credit Facility will constitute secured indebtedness. If new debt is added to our current debt levels, the related risks that we and the Guarantors now face could intensify. See “Description of Certain Other Indebtedness” and “Description of Notes.”

The terms of the New Credit Agreement and the indenture that governs the Notes restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The New Credit Agreement and the indenture that governs the Notes offered hereby contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell or otherwise dispose of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

In addition, the restrictive covenants in the New Credit Agreement require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them. You should read the discussions under the headings “Description of Notes—Certain Covenants,” and “Description of Certain Other Indebtedness” for further information about these covenants, financial ratios and tests.

A breach of the covenants or restrictions under the indenture that governs the Notes or under the New Credit Agreement could result in an event of default under the applicable agreement governing such indebtedness. Such an event of default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the New Credit Agreement would permit the lenders under our New Credit Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our New Credit Facility, those lenders could proceed to effect remedies with respect to the collateral securing such indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	subject to limitations as to how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our New Credit Facility are at variable rates of interest and expose us to market interest rate risk. If market interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease. As of June 15, 2013, we had $809.7 million of borrowings under our New Credit Facility at variable interest rates. Each 1/8% change in interest rates would result in a $1.0 million change in annual interest expense on our indebtedness under our New Credit Facility. We have in the past and may in the future, enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

The Notes are effectively subordinated to our and our Guarantors’ indebtedness under the New Credit Facility and any other secured indebtedness of our company to the extent of the value of the property securing that indebtedness.

The Notes are not secured by any of our or our Guarantors’ assets. As a result, the Notes and the guarantees are effectively subordinated to our and our Guarantors’ indebtedness under the New Credit Facility with respect to the assets that secure that indebtedness. As of June 15, 2013, we had $809.7 million of indebtedness under our New Credit Facility, all of which is effectively senior to the Notes to the extent of the value of the assets securing such indebtedness, and had $1.9 million in letters of credit outstanding under our New Credit Facility, resulting in total unused availability of approximately $198.1 million under our New Credit Facility. Further, the New Credit Facility provides for an option to increase the aggregate principal amount of the facilities thereunder by up to an additional amount such that the total amount of all such facilities does not exceed $1.3 billion. In addition, we may incur additional secured debt in the future. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or the Guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the Notes only after all indebtedness under the New Credit Facility and any other secured debt has been paid in full. As a result, the holders of the Notes may receive less, ratably, than the holders of secured debt in the event of our or our Guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The Notes are structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become Guarantors of the Notes.

The Notes are guaranteed by each of our existing and subsequently acquired or organized subsidiaries that guarantee the New Credit Facility or that, in the future, guarantee our other indebtedness or indebtedness of another Guarantor (so long as such indebtedness is an aggregate principal amount of $50.0 million or greater). Except for such Guarantors of the Notes, our subsidiaries, including all of our non-domestic subsidiaries, have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The Notes and guarantees are structurally subordinated to all indebtedness and other obligations of any non-Guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a Guarantor, all of that subsidiary’s creditors (including trade creditors) are entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

In addition, the indenture that governs the Notes, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

In addition, our subsidiaries that provide, or will provide, guarantees will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•	the designation of that Guarantor as an Unrestricted Subsidiary, as defined in the section “Description of Notes”;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the Notes by such Guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that Guarantor.

If any guarantee is released, no holder of the Notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the Notes. See “Description of Notes—Note Guarantees.”

We may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we are required, subject to certain conditions, to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under the New Credit Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate and declare the obligations thereunder as immediately due and payable, and to terminate their commitments to provide revolving loans. The source of funds for any purchase of the Notes and repayment of borrowings under our New Credit Facility is our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. If we fail to repurchase the Notes in that circumstance, we will be in default under the indenture that governs the Notes. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Notes may be limited by law. In order to avoid the obligations to repurchase the Notes and events of default and potential breaches of the terms of the New Credit Agreement, we may be required to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture that governs the Notes, constitute a “change of control” that would require us to repurchase the Notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the Notes. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

The exercise by the holders of Notes of their right to require us to repurchase the Notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing Notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing Notes. In that case, our failure to purchase tendered Notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of Notes upon a repurchase may be limited by our then existing financial resources.

Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all of our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the Notes and/or the guarantees, and if that occurs, you may not receive any payments on the Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Notes and the incurrence of the guarantees of the Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the Guarantors, as applicable, (1) issued the Notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) received less than reasonably equivalent value or fair consideration in return for either issuing the Notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Notes or the incurrence of the guarantees;

•	the issuance of the Notes or the incurrence of the guarantees left us or any of the Guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the Guarantors intended to, or believed that we or such Guarantor would, incur debts beyond our or such Guarantor’s ability to pay as they mature; or

•

we or any of the Guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the Guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a Guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent the Guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the Notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the Guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the Notes or the guarantees would be subordinated to our or any of our Guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the Notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Notes or that guarantee, could subordinate the Notes or that guarantee to presently existing and future indebtedness of ours or of the related Guarantor or could require the holders of the Notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Notes. Further, the avoidance of the Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of Notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of Notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. Credit ratings are not recommendations to purchase, hold or sell the Notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Notes. Any downgrade by either Standard & Poor’s or Moody’s may result in higher borrowing costs.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Notes at a favorable price or at all.

Many of the covenants in the indenture that governs the Notes will not apply during any period in which the Notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture that governs the Notes will not apply to us during any period in which the Notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. These covenants restrict, among other things, our ability to pay dividends or make distributions, make loans and investments, incur indebtedness and enter into certain other transactions. There can be no assurance that the Notes will ever be rated investment grade or, if they are rated investment grade, that the Notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture that governs the Notes. See “Description of Notes—Certain Covenants—Effectiveness of Covenants.”

Risks Related to Our Business

Changes in general economic conditions and other factors affecting consumer spending could adversely affect our sales, operating results or financial position.

Our global operations depend on factors affecting consumer disposable income and spending patterns. These factors include general economic conditions, employment rates, business conditions, interest rates and tax policy in each of the markets and regions in which we operate. Customers may defer or cancel purchases of our products due to uncertainty about global economic conditions. Consumer confidence may decline due to recessionary economic cycles, high interest rates on consumer or business borrowings, restricted credit availability, inflation, high levels of unemployment or consumer debt, high tax rates or other economic factors. For example, the challenging economic environment in Europe adversely impacted our results of operations in 2012 and we expect the adverse economic environment will continue to affect our sales and earnings across that region in the near future as the result of austerity measures imposed by certain governments and high levels of unemployment, as well as a general loss of consumer confidence. Declining consumer confidence could adversely affect demand for our products. Changes in the amount or severity of bad weather and the growth or decline of global footwear, apparel or consumer-direct markets could negatively affect consumer spending. A decline in demand for our products could reduce our revenues or profit margins.

General economic conditions and other factors such as those listed above may increase our cost of sales and decrease our profitability. Our profitability is also dependent on the prices of commodities, such as cotton, rubber and petroleum, used to make and transport our products, as well as the prices of labor, insurance and health care, all of which may be affected by general economic conditions.

We operate in competitive industries and markets.

We compete with a large number of marketers of footwear or apparel, and consumer-direct companies. Some of these competitors are larger than we are and have greater resources than we have. Important elements of such competition are product performance and quality, including technological improvements, product identity, competitive pricing and the ability to adapt to style changes. Consumer preferences and, as a result, the popularity of particular designs and categories of footwear and apparel, generally change over time. We strive to maintain and improve our competitive position by monitoring and responding to changes in consumer preferences, increasing brand awareness, gaining sourcing efficiencies, and enhancing the style, comfort and perceived value of our products. Our continued ability to sell our products at competitive prices and to meet shifts in consumer preferences will affect our future sales. If we are unable to respond effectively to competitive pressures and changes in consumer spending, our results of operations and financial position may be adversely affected.

Many of our competitors have more developed consumer and customer bases, are able to sell their products at lower prices, or have greater financial, technical or marketing resources than we have, particularly our competitors in the apparel and consumer-direct businesses. Our competitors may own more recognized brands; implement more effective marketing campaigns; adopt more aggressive pricing policies; make more attractive offers to potential employees, distribution partners and manufacturers; or respond more quickly to changes in consumer preferences. Our results of operations and financial position could be adversely affected if our strategic initiatives are not successful.

Our operating results could be adversely affected if we are unable to maintain our brands’ positive images with consumers or adjust to changing footwear and apparel trends.

Our success depends in part on our brands’ images. If we are unable to timely and appropriately respond to changing consumer preferences and evolving footwear and apparel trends, the names and images of our brands may be impaired. If we fail to react appropriately to changes in consumer preferences, consumers may consider our brands’ images to be outdated or associate our brands with styles that are no longer popular. Such failures could result in substantial unsold inventory and adversely affect our operating results.

Our operating results depend on effectively managing inventory levels.

Our ability to manage our inventories effectively is an important factor in our operations. Inventory shortages can impede our ability to meet demand, adversely affect the timing of shipments to customers, and, consequently, diminish brand loyalty and decrease sales. Conversely, excess inventories can result in lower gross margins if we lower prices in order to liquidate excess inventories. In addition, inventory may become obsolete as a result of changes in consumer preferences or otherwise. Our business, results of operations and financial position could be adversely affected if we are unable to effectively manage our inventory.

Increases or changes in duties, quotas, tariffs and other trade restrictions could adversely impact our sales and profitability.

All of our products manufactured overseas and imported into the United States, the European Union and other countries are subject to customs duties collected by customs authorities. The customs information we submit is routinely subject to review by customs authorities. Additional U.S. or foreign customs duties, quotas, tariffs, anti-dumping duties, safeguard measures, cargo restrictions to prevent terrorism or other trade restrictions may be imposed on the importation of our products in the future. The imposition of such costs or restrictions in foreign countries where we operate, as well as in countries where our third-party distributors and licensees operate, could result in increases in the cost of our products generally and could adversely affect our sales and profitability.

Foreign currency exchange rate fluctuations could adversely impact our business.

Foreign currency fluctuations affect our reported revenue and profitability. Since changes in currency exchange rates may impact our financial results positively or negatively in one period and not another, which may make it difficult to compare our operating results from different periods. Currency exchange rate fluctuations may also adversely impact third parties that manufacture our products by making their costs of raw materials or other production costs more expensive and more difficult to finance, thereby raising prices for us, our distributors and our licensees. We utilize foreign currency forward exchange contracts to manage the volatility associated with U.S. dollar inventory purchases made by non-U.S. wholesale operations in the normal course of business. Our hedging strategy may not be effective in reducing all risks, and no hedging strategy can completely insulate us from foreign exchange risk. We do not hedge foreign currency translation rate changes.

Significant supplier capacity constraints, supplier production disruptions, supplier quality issues or price increases could increase our operating costs and adversely impact our business.

We currently source most of our products from third-party manufacturers in foreign countries, predominantly China. As is common in the industry, we do not have long-term contracts with our third-party suppliers. There can be no assurance that we will not experience difficulties with such suppliers, including reductions in the availability of production capacity, failures to meet production deadlines or increases in manufacturing costs. Our future results will depend partly on our ability to maintain positive working relationships with third-party suppliers.

Foreign manufacturing is subject to a number of risks, including work stoppages, transportation delays and interruptions, political instability, foreign currency fluctuations, changing economic conditions, expropriation, nationalization, the imposition of tariffs, import and export controls and other non-tariff barriers and changes in governmental policies. Various factors could significantly interfere with our ability to source our products, including adverse developments in trade or political relations with China or other countries where we source our products, or a shift in China’s manufacturing capacity away from footwear and apparel to other industries. Any of these events could have an adverse effect on our business, results of operations and financial position and, in particular, on our ability to meet customer demands and produce our products in a cost-effective manner.

The cost of raw materials and services could adversely affect our results of operations.

Our ability to competitively price our products depends on the cost of components, services, labor, equipment and raw materials, including leather and materials used in the production of footwear. The cost of services and materials is subject to change based on availability and market conditions that are difficult to predict. Various conditions, such as diseases affecting the availability of leather, affect the cost of the footwear marketed by us. In addition, fuel prices and numerous other factors, such as the possibility of service interruptions at shipping and receiving ports, affect our shipping costs. Increases in cost for services and materials used in production could have a negative impact on our results of operations and financial position.

We purchase raw pigskins for our leathers operations from a single domestic source pursuant to short-term contracts. If this source fails to continue to supply us with raw pigskin or supplies us with raw pigskin on less favorable terms, our cost of raw materials for our leathers operations could increase and, as a result, have a negative impact on our results of operations and financial position.

Labor disruptions could adversely affect our business.

Our business depends on our ability to source and distribute products in a timely manner. Labor disputes at or that affect independent factories where our goods are produced, shipping ports, tanneries, transportation carriers, retail stores or distribution centers create significant risks for our business, particularly if these disputes result in work slowdowns, lockouts, strikes or other disruptions during our peak manufacturing and importing seasons. Any labor dispute may have a material adverse effect on our business, potentially resulting in cancelled orders by customers, unanticipated inventory accumulation and may negatively impact our results of operations and financial position.

A significant reduction in customer purchases of our products or failure of customers to pay for our products in a timely manner could adversely affect our business.

Our financial success is directly related to our customers continuing to purchase our products. We do not typically have long-term contracts with our customers. Sales to our customers are generally on an order-by-order basis and are subject to rights of cancellation and rescheduling by the customers. Failure to fill customers’ orders in a timely manner could harm our relationships with our customers. Furthermore, if any of our major customers experience a significant downturn in their business, or fail to remain committed to our products or brands, customers may reduce or discontinue purchases from us, which could have an adverse effect on our results of operations and financial position.

We sell our products to customers and extend credit based on an evaluation of each customer’s financial condition. The financial difficulties of a customer could cause us to stop doing business with that customer or reduce our business with that customer. Our inability to collect from our customers or a cessation or reduction of sales to certain customers because of credit concerns could have an adverse effect on our business, results of operations and financial position.

The general trend toward consolidation in retail and specialty retail could lead to fewer customers, customers seeking more favorable price, payment or other terms from us and a decrease in the number of stores that carry our products. In addition, changes in the channels of distribution, such as the continued growth of Internet commerce and the trend toward the sale of private label products by major retailers, could have an adverse effect on our results of operations and financial position.

We have been awarded a number of U.S. Department of Defense contracts that include future purchase options for Bates® footwear. The Department of Defense is not obligated to exercise these future purchase options for Bates® footwear or to solicit future footwear awards at levels consistent with historical awards or in a manner in which we, as a large business contractor, are eligible to bid. Failure by the Department of Defense to exercise these purchase options or our failure to secure future U.S. Department of Defense contracts could have an adverse effect on our results of operations and financial position.

Seasonality and weather conditions affect our business.

We market and sell footwear and apparel suited for specific seasons, such as sandals in the summer season and boots in the winter season. If the weather conditions for a particular season vary significantly from those typical for the season, such as an unusually cold and rainy summer or an unusually warm and dry winter, consumer demand for seasonally-appropriate merchandise could be adversely affected. Lower demand for seasonally-appropriate merchandise may result in excess inventory, forcing us to sell these products at significantly discounted prices, which would adversely affect our results of operations. Conversely, if weather conditions permit us to sell seasonal products early in the season, this may reduce inventory levels needed to meet customers’ needs later in that same season. Consequently, our results of operations are highly dependent on future weather conditions and our ability to react to changes in weather conditions.

Changes in the credit markets could adversely affect our financial success.

Changes in the credit markets could adversely impact our future results of operations and financial position. If our third-party distributors, suppliers and retailers are not able to obtain financing on favorable terms, or at all, they may delay or cancel orders for our products, or fail to meet their obligations to us in a timely manner, either of which could adversely impact our sales, cash flow and operating results. In addition, the lack of available credit or an increase in the cost of credit may significantly impair our ability to obtain additional credit to finance future expansion plans, or refinance existing credit, on favorable terms, or at all.

Unfavorable findings resulting from a government audit could subject us to a variety of penalties and sanctions, and could negatively impact our future revenues.

The federal government has the right to audit our performance under its government contracts. If a government audit discovers improper or illegal activities, we could be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with U.S. federal government agencies. We could also suffer serious harm to our reputation if the U.S. government alleges that we acted in an improper or illegal manner, whether or not any such allegations have merit. If, as the result of an audit or for any other reason, we are suspended or barred from contracting with the federal government generally, or any specific agency, if our reputation or relationship with government agencies is impaired, or if the government otherwise ceases doing business with us or significantly decreases the amount of business it does with us, our revenue and profitability would decrease. We are also subject to customs and other audits in various jurisdictions where we operate. Negative audit findings could have an adverse effect on our results of operations and financial position.

An increase in our effective tax rate or negative determinations by domestic or foreign tax authorities could have a material adverse effect on our results of operations and financial position.

A significant amount of our earnings are generated by our Canadian, European and Asia Pacific subsidiaries and, to a lesser extent, in jurisdictions that are not subject to income tax and free trade zones where we own manufacturing operations. As a result, our income tax expense has historically differed from the tax computed at the U.S. federal statutory income tax rate due to discrete items and because we do not provide for U.S. taxes on earnings we consider to be permanently reinvested in foreign operations. Our future effective tax rates could be unfavorably affected by a number of factors including: changes in the tax rates in jurisdictions in which we generate income; changes in, or in the interpretation of, tax rules and regulations in the jurisdictions in which we do business; decreases in the amount of earnings in countries with low statutory tax rates; or if we repatriate foreign earnings for which no provision for U.S. taxes has previously been made. An increase in our effective tax rate could have a material adverse effect on our after-tax results of operations and financial position.

In addition, our income tax returns are subject to examination by the Internal Revenue Service and other domestic and foreign tax authorities. We regularly assess the likelihood of outcomes resulting from these examinations to determine the adequacy of our provision for income taxes, and we establish reserves for potential adjustments that may result from these examinations. While we believe the estimates used to establish these reserves are reasonable, there can be no assurance that the final determination of any of these examinations will not have an adverse effect on our results of operations and financial position.

Failure of our international licensees and distributors to meet sales goals or to make timely payments on amounts owed to us could adversely affect our financial performance.

In many international markets, independent licensees or distributors sell our products. Failure by our licensees or distributors to meet planned annual sales goals or to make timely payments on amounts owed to us could have an adverse effect on our business, results of operations and financial position, and it may be difficult and costly to locate an acceptable substitute distributor or licensee. If a change in licensee or distributor becomes necessary, we may experience increased costs, as well as substantial disruption and a resulting loss of sales and brand equity in the market where such licensee or distributor operates.

Our reputation and competitive position are dependent on our third-party manufacturers, distributors, licensees and others complying with applicable laws and our ethical standards.

We require our independent contract manufacturers, distributors, licensees and others with which we do business to comply with our ethical standards and applicable laws relating to working conditions and other matters. If a party with whom we do business is found to have violated our ethical standards or applicable laws, we could receive negative publicity that could damage our reputation and negatively affect the value of our brands.

In addition, we rely on our licensees to help preserve the value of our brands. Although we attempt to protect our brands through approval rights over design, production processes, quality, packaging, merchandising, distribution, advertising and promotion of our licensed products, we cannot completely control the use by our licensees of our licensed brands. The misuse of a brand by a licensee could adversely affect the value of such brand.

Global political and economic uncertainty could adversely impact our business.

Concerns regarding acts of terrorism, regional and international conflicts, public health issues and natural disasters have created significant global economic and political uncertainties that may have material and adverse effects on consumer demand, acceptance of U.S. brands in international markets, foreign sourcing of products, shipping and transportation, product imports and exports and the sale of products in foreign markets, any of which could adversely affect our ability to source, manufacture, distribute and sell our products. We also are subject to risks related to doing business in developing countries and economically volatile areas. These risks include social, political and economic instability; nationalization of our, or our distributors’ and licensees’, assets and operations by local government authorities; slower payment of invoices; and restrictions on our ability to repatriate foreign currency or receive payment of amounts owed by third-party distributors and licensees. In addition, commercial laws in these areas may not be well developed or consistently administered, and new laws may be retroactively applied. Any of these risks could have an adverse impact on our prospects and results of operations in these areas.

Concerns regarding the European debt crisis, market perceptions and euro instability could adversely affect our business, results of operations and financing.

Concerns persist regarding the debt burden of certain countries in the Eurozone, in particular Greece, Italy, Ireland, Portugal, Spain, and Cypress, and their ability to meet future financial obligations, as well as the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual Eurozone countries. These concerns could lead to the re-introduction of individual currencies in one or more Eurozone countries, or, in more extreme circumstances, the possible dissolution of the euro as a currency. Should the euro be dissolved, the legal and contractual consequences for holders of euro-denominated obligations would be determined by laws in effect at that time. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of our euro-denominated assets and obligations. In addition, concerns over the effect of this financial crisis on financial institutions in Europe and elsewhere could have an adverse impact on the capital markets generally, and more specifically on the ability of our customers, suppliers and lenders to finance their respective businesses.

If we are unsuccessful in establishing and protecting our intellectual property, the value of our brands could be adversely affected.

We invest significant resources to develop and protect our intellectual property, and we believe that our trademarks and other intellectual property rights are important to our future success. Our ability to remain competitive is dependent upon our continued ability to secure and protect trademarks, patents and other intellectual property rights in the U.S. and internationally for all of our lines of business. We rely on a combination of trade secret, patent, trademark, copyright and other laws, license agreements and other contractual provisions and technical measures to protect our intellectual property rights; however, some countries’ laws do not protect intellectual property rights to the same extent as do U.S. laws. Our business could be significantly harmed if we are not able to protect our intellectual property, or if a court found that we were infringing on other persons’ intellectual property rights. Any intellectual property lawsuits or threatened lawsuits in which we are involved, either as a plaintiff or as a defendant, could cost us a significant amount of time and money and distract management’s attention from operating our business. In addition, if we do not prevail on any intellectual property claims, then we may have to change our manufacturing processes, products or trade names, any of which could reduce our profitability.

In addition, some of our branded footwear operations are operated pursuant to licensing agreements with third-party trademark owners. These agreements are subject to early termination for breach. Expiration or early termination of any of these license agreements by the licensor could have a material adverse effect on our business, results of operations and financial position.

We periodically discover products that are counterfeit reproductions of our products or that we believe otherwise infringe on our intellectual property rights. We have not always been able to stop production and sales of counterfeit products and infringement of our intellectual property rights. The actions we take to establish and protect trademarks, patents and other intellectual property rights both inside and outside of the U.S. may not be adequate to prevent imitation of our products by others. Continued sales of products that infringe our intellectual property rights could adversely affect our sales, devalue our brands and result in the shift of consumer preference away from our products.

Our inability to attract and retain executive managers and other key employees, or the loss of one or more executive managers or other key employees, could adversely affect our business.

We depend on our executive management and other key employees. In the footwear, apparel and consumer-direct industries, competition for key executive talent is intense, and our failure to identify, attract or retain executive managers or other key employees could adversely affect our business. We must offer and maintain competitive compensation packages to effectively recruit and retain such individuals. Further, the loss of one or more executive managers or other key employees, or our failure to successfully implement succession planning, could adversely affect us, our results of operations or financial position.

Inflationary pressures and other pressures may lead to higher employment and pension costs for us.

General inflationary pressures, changes in employment laws and regulations, and other factors could increase our overall employment costs. Our employment costs include costs relating to health care benefits and benefits under our retirement plans, including U.S.-based defined benefit plans. The annual cost of benefits can vary significantly depending on a number of factors, including changes in the assumed or actual rate of return on pension plan assets, a change in the discount rate used to determine the annual service cost related to the defined benefit plans, a change in method or timing of meeting pension funding obligations and the rate of health care cost inflation. Increases in our overall employment and pension costs could have an adverse effect on our business, results of operations and financial position.

Disruption of our information technology systems could adversely affect our business.

Our information technology systems are critical to the operations of our business. Any interruption, unauthorized access, impairment or loss of data integrity or malfunction of these systems could severely impact our business, including as a result of delays in product fulfillment and reduced efficiency in operations. In addition, costs and potential problems and interruptions associated with the implementation of new or upgraded systems, or with maintenance or adequate support of existing systems, could disrupt or reduce the efficiency of our operations.

If we encounter problems affecting our distribution system, our ability to deliver our products to the market could be adversely affected.

We rely on owned or independently operated distribution facilities to warehouse and ship products to our customers. Our distribution system includes computer-controlled and automated equipment, which may be subject to a number of risks related to security or computer viruses, the proper operation of software and hardware, power interruptions or other system failures. Because substantially all of our products are distributed from a relatively small number of locations, our operations could also be interrupted by earthquakes, floods, fires or other natural disasters near our distribution centers. We maintain business interruption insurance, but it may not adequately protect us from the adverse effects that could be caused by significant disruptions affecting our distribution facilities, such as the long-term loss of customers or an erosion of brand image. In addition, our distribution capacity is dependent on the timely performance of services by third parties, including the transportation of products to and from our distribution facilities. If we encounter problems affecting our distribution system, our ability to meet customer expectations, manage inventory, complete sales and achieve operating efficiencies could be materially adversely affected.

Failure to maintain the security of personally identifiable and other information of our customers and employees could negatively impact our business.

In connection with our business, we collect and retain significant volumes of certain types of personally identifiable and other information pertaining to our customers and employees. Theft, loss, fraudulent use or misuse of customer, employee or our other data as a result of cybercrime or otherwise could adversely impact our reputation and could result in significant costs, fines, litigation or regulatory action against us.

We face risks associated with our growth strategy and acquiring businesses.

We have expanded our products and markets in part through strategic acquisitions, and we may continue to do so in the future, depending on our ability to identify and successfully pursue suitable acquisition candidates. Acquisitions, including the recent PLG acquisition, involve numerous risks, including risks inherent in entering new markets in which we may not have prior experience; potential loss of significant customers or key personnel of the acquired business; managing geographically-remote operations; and potential diversion of management’s attention from other aspects of our business operations. Acquisitions may also cause us to incur debt or result in dilutive issuances of our equity securities, write-offs of goodwill and substantial amortization expenses associated with other intangible assets. We may not be able to obtain financing on favorable terms that may be necessary to finance future acquisitions making any such acquisitions more expensive. Any such financing may have onerous terms that restrict our operations. We cannot provide assurance that we will be able to successfully integrate the operations of any acquired businesses into our operations and achieve the expected benefits of any acquisitions. The failure to successfully integrate newly acquired businesses or achieve the expected benefits of strategic acquisitions in the future could have an adverse effect on our results of operations and financial position. We may not consummate a potential acquisition for a variety of reasons, but we may nonetheless incur material costs in the preliminary stages of such an acquisition that we cannot recover.

Maintenance and growth of our business depends upon the availability of adequate capital.

The maintenance and growth of our business depends on the availability of adequate capital, which in turn depends in large part on cash flow generated by our business and the availability of equity and debt financing. We cannot provide assurance that our operations will generate positive cash flow or that we will be able to obtain equity or debt financing on acceptable terms or at all. Further, we cannot provide assurance that we will be able to finance any expansion plans.

Expanding our brands into new markets and expanding our owned consumer-direct operations may be difficult and costly, and unsuccessful efforts to do so may adversely affect our brands and business.

As part of our growth strategy, we seek to enhance the positioning of our brands, to extend our brands into complementary product categories, to expand geographically, and to expand our owned consumer-direct operations. There can be no assurance that we will be able to successfully implement any or all of these growth strategies, which could have an adverse effect on our results of operations and financial position. Part of the future growth of our owned consumer-direct operations is significantly dependent on our ability to operate stores in desirable locations at reasonable lease costs. We cannot be sure as to when or whether such desirable locations will become available at reasonable costs. Further, if we are unable to renew or replace our existing store leases or enter into leases for new stores at attractive locations on favorable terms, or if we violate any of the terms of our current leases, our growth and profitability could be harmed.

Changes in government regulation may increase our costs of compliance and failure to comply with government regulations or other standards may adversely affect our brands and business.

Our business is affected by changes in government and regulatory policies in the U.S. and in foreign jurisdictions. New requirements relating to product safety and testing and new environmental requirements, as well as changes in tax laws, duties, tariffs and quotas, could have a negative impact on our ability to produce and market footwear at competitive prices.

Failure to comply with such regulations, as well as with ethical, social, product, labor and environmental standards, could also jeopardize our reputation and potentially lead to various adverse consumer actions, including boycotts. Any negative publicity about these types of concerns may reduce demand for our merchandise. Damage to our reputation or loss of consumer confidence for any of these or other reasons could adversely affect our results of operations, as well as require additional resources to rebuild our reputation.

Our operations are subject to environmental and workplace safety laws and regulations, and costs or claims related to these requirements could adversely affect our business.

Our operations are subject to various federal, state and local laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air, soil and water, the management and disposal of solid and hazardous materials and wastes, employee exposure to hazards in the workplace, and the investigation and remediation of contamination resulting from releases of hazardous materials. Failure to comply with legal requirements could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. We may incur investigation, remediation or other costs related to releases of hazardous materials or other environmental conditions at our currently or formerly owned or operated properties, regardless of whether such environmental conditions were created by us or a third party, such as a prior owner or tenant. We have incurred, and continue to incur, costs to address soil and groundwater contamination at some locations. If such issues become more expensive to address, or if new issues arise, they could increase our expenses, generate negative publicity, or otherwise adversely affect us.

The disruption, expense and potential liability associated with existing and future litigation against us could adversely affect our reputation, financial position or results of operations.

We are a defendant from time to time in lawsuits and regulatory actions relating to our business. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have an adverse impact on our business, financial position and results of operations. In addition, regardless of the outcome of any litigation or regulatory proceedings, such proceedings are expensive and may require that we devote substantial resources and executive time to the defense of such proceedings.

Risks Related to the Recent Acquisition of PLG

Our failure to successfully integrate PLG or realize the benefits of the transaction in a timely and cost-efficient manner could adversely affect our business.

The success of the PLG acquisition will depend, in part, on our ability to fully realize the anticipated benefits and synergies from combining our business and PLG. To realize these anticipated benefits and synergies, we must successfully integrate our business with PLG. Any failure to timely realize these anticipated benefits and synergies could have a material adverse effect on our results of operations and financial position. The integration process could result in the following: loss of key employees, suppliers, distributors, other business partners or significant customers; decreases in revenues; information technology systems integration disruptions; increases in taxes or operating or other costs; and/or the disruption of our business, any of which could limit our ability to achieve the anticipated benefits and synergies of the acquisition and could have an adverse effect on our operating results. Integration efforts also require substantial commitments of management’s attention and other resources, which could otherwise have been allocated to different uses that may have been beneficial to us.

We will incur significant transaction and integration costs as a result of the PLG acquisition.

We have incurred significant transaction costs specifically attributable to the PLG acquisition, including investment banking, legal and accounting fees and expenses, and other related charges. In addition, we have incurred, and expect to continue to incur, significant costs in connection with fully integrating PLG into our business. Costs incurred in connection with the PLG integration may be higher than expected. These costs could adversely affect our financial position or results of operations.

We have made certain assumptions relating to the PLG acquisition in its forecasts that may prove to be materially inaccurate.

We have made certain assumptions relating to future revenue growth, cost savings, synergies and associated costs of the PLG acquisition. These assumptions may be inaccurate based on the information available to us, the failure to realize the expected benefits of the PLG acquisition, higher than expected transaction and integration costs and/or unknown liabilities, as well as general economic and business conditions that may adversely affect the combined company.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following selected historical consolidated financial information as of December 29, 2012 and December 31, 2011, and for the fiscal years ended December 29, 2012, December 31, 2011 and January 1, 2011 (fiscal 2010) is derived from, and qualified by reference to, our audited consolidated financial statements incorporated by reference in this prospectus. The following summary historical consolidated financial data as of January 1, 2011, January 2, 2010 (fiscal 2009) and January 3, 2009 (fiscal 2008) and for the years ended January 2, 2010 and January 3, 2009 is derived from, and qualified by reference to, our audited consolidated financial statements not included in this prospectus. The following summary historical consolidated financial data as of June 15, 2013 and for the 24-week periods ended June 15, 2013 and June 16, 2012 is derived from, and qualified by reference to, our unaudited consolidated financial statements incorporated by reference in this prospectus.

Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements except as stated in the related notes thereto and, in the opinion of management, include all normal recurring adjustments considered necessary for a fair presentation of our financial condition and result of operations for such periods. Operating results for the 24-week period ended June 15, 2013 are not necessarily indicative of the results that may be expected for the year ending December 28, 2013. The selected historical consolidated financial information should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus.

	Twenty-Four Weeks Ended		Fiscal Year Ended
	June 15, 2013	June 16, 2012	2012	2011	2010	2009	2008
(Millions of Dollars, Except Per Share Data)
Summary of Operations
Revenue	$1,233.7	$635.5	$1,640.8	$1,409.1	$1,248.5	$1,101.1	$1,220.6
Net earnings attributable to Wolverine World Wide, Inc.	47.7	51.7	80.7	123.3	104.5	61.9	95.8
Per share of common stock:
Basic net earnings (1)(2)	$0.97	$1.08	$1.67	$2.54	$2.15	$1.26	$1.94
Diluted net earnings (1)(2)	0.95	1.05	1.63	2.48	2.11	1.24	1.90
Cash dividends declared	0.24	0.24	0.48	0.48	0.44	0.44	0.44
Ratio of Earnings(3) to Fixed Charges(4)	3.24	69.74	5.41	121.90	251.59	174.37	50.22

	As of		As of Fiscal Year End
	June 15, 2013	June 16, 2012	2012	2011	2010	2009	2008
(Millions of Dollars, Except Per Share Data)
Financial Position at Year-End
Total assets	$2,644.7	$892.3	$2,614.4	$851.7	$786.6	$712.1	$664.8
Long-term debt	1,147.6	—	1,219.3	—	0.5	1.1	—

(1)	Basic earnings per share are based on the weighted average number of shares of common stock outstanding during the year after adjustment for nonvested restricted common stock. Diluted earnings per share assume the exercise of dilutive stock options and the vesting of all outstanding restricted stock.
(2)	Basic and diluted net earnings per share have been retroactively adjusted to reflect the adoption of FASB ASC Topic 260, Earnings Per Share on January 4, 2009, for participating securities which represent unvested restricted common stock which contain non-forfeitable rights to dividends or dividend equivalents.
(3)	Earnings represent the aggregate of (a) our pre-tax income, and (b) fixed charges, net of amortization of debt fees.
(4)	Fixed charges represent interest and the amortization of debt fees.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

This exchange offer is being made pursuant to the Registration Rights Agreement. The summary of the Registration Rights Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement . A copy of the Registration Rights Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange Outstanding Notes that are validly tendered at or prior to the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on September 4, 2013, or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration time;

•	if any one of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any Outstanding Notes for exchange; and

•	to amend the exchange offer in any manner.

In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change. We will give written notice of any extension, delay, non-acceptance, termination, or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.

During an extension, all Outstanding Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

How to Tender Outstanding Notes for Exchange

Only a record holder of Outstanding Notes may tender in the exchange offer. When the holder of Outstanding Notes tenders and we accept Outstanding Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of Outstanding Notes who desires to tender Outstanding Notes for exchange must, at or prior to the expiration time:

•

transmit a properly completed and duly executed letter of transmittal, the Outstanding Notes being tendered and all other documents required by such letter of transmittal, to Wells Fargo Bank, National Association, the exchange agent, at the address set forth below under the heading “—The Exchange Agent”; or

•

if Outstanding Notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by The Depository Trust Company (“DTC”) to the exchange agent at the address set forth below under the heading “—The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the Outstanding Notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•

if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•

states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the Outstanding Notes, the letter of transmittal or agent’s message, and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the Outstanding Notes surrendered for exchange are tendered:

•	by a holder of Outstanding Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•

for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or certain other eligible institutions, each of the foregoing being referred to herein as an “eligible institution.”

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If Outstanding Notes are registered in the name of a person other than the person who signed the letter of transmittal, the Outstanding Notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), and acceptance of Outstanding Notes tendered for exchange and all other required documents. We reserve the absolute right to:

•	reject any and all tenders of any Outstanding Note not validly tendered;

•	refuse to accept any Outstanding Note if, in our judgment or the judgment of our counsel, acceptance of the Outstanding Note may be deemed unlawful;

•	waive any defects or irregularities or conditions of the exchange offer, either before or after the expiration time; and

•	determine the eligibility of any holder who seeks to tender Outstanding Notes in the exchange offer.

Our determinations, either before or after the expiration time, under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any Outstanding Notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all Outstanding Notes. Holders must cure any defects and irregularities in connection with tenders of Outstanding Notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any of us incur any liability for failure to give such notification.

If you beneficially own Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered Outstanding Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of Outstanding Notes desires to tender such Notes and the holder’s Notes are not immediately available, or time will not permit such holder’s Outstanding Notes or other required documents to reach the exchange agent at or prior to the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•

at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail, or hand delivery, setting forth the name and address of the holder of the Outstanding Notes being tendered and the amount of the Outstanding Notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received at or prior to the expiration time.

Withdrawal Rights

You may withdraw tenders of your Outstanding Notes at any time at or prior to the expiration time.

For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “—The Exchange Agent,” at or prior to the expiration time. Any such notice of withdrawal must:

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the principal amount of such Outstanding Notes;

•

where Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of DTC; and

•

bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such Outstanding Notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form, and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn Notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration time we will accept for exchange all Outstanding Notes validly tendered and not validly withdrawn as of such date. We will promptly issue Exchange Notes for all validly tendered Outstanding Notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered Outstanding Notes for exchange when, as, and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any Outstanding Notes for exchange.

For each Outstanding Note accepted for exchange, the holder will receive an Exchange Note of the same series registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered Outstanding Note. Accordingly, registered holders of Exchange Notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the Outstanding Notes. Outstanding Notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

If we do not accept any tendered Outstanding Notes, or if a holder submits Outstanding Notes for a greater principal amount than the holder desires to exchange, we will promptly return such unaccepted or non-exchanged Outstanding Notes without cost to the tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. We will return the Outstanding Notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable. The untendered portion of any untendered Note tendered in part must be in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum principal amount of Outstanding Notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that would reasonably be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the Notes under the Trust Indenture Act of 1939, as amended; or

•

any law, rule or regulation is enacted, adopted, proposed, or interpreted that would reasonably be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable Exchange Notes in the exchange offer.

See “—Consequences of Failure to Exchange Outstanding Notes.”

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the issuance of the Exchange Notes for Outstanding Notes.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, Exchange Notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

We have appointed Wells Fargo Bank, National Association as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance with respect to the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at the address below:

Deliver to:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:

Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th St & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Bldg—12th Fl. 608 Second Avenue South Minneapolis, MN 55402

Or

By Facsimile Transmission:

(612) 667-6282

Telephone: (800) 344-5128

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the Outstanding Notes regarding the transfer restrictions of the Outstanding Notes, except that the registration rights and additional interest provisions will no longer apply. In general, Outstanding Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the Outstanding Notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

Holders of the Exchange Notes and holders of any Outstanding Notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the Notes have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued in the exchange offer may be offered for sale, resold, or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the Exchange Notes may be offered for resale, resold, or otherwise transferred by holders of those Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•	the Exchange Notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•

neither the holder, nor, to the actual knowledge of such holder, any other person receiving Exchange Notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued in the exchange offer;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes; and

•	if such a holder is a broker-dealer, such broker-dealer will receive the Exchange Notes for its own account in exchange for Outstanding Notes and that:

•	such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•

it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of Exchange Notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any Exchange Notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of Outstanding Notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for our Outstanding Notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders Outstanding Notes in the exchange offer for the purpose of participating in a distribution:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The Exchange Notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the Exchange Notes. We currently do not intend to register or qualify the sale of the Exchange Notes in any state where we would not otherwise be required to qualify.

Filing of Registration Statements

Under the Registration Rights Agreement we agreed, among other things, that if:

(1) we determine that an exchange offer registration is not available or the exchange offer may not be completed as soon as practicable after the last exchange date because it would violate any applicable law or any applicable interpretations of the staff of the SEC, or

(2) the exchange offer is not for any other reason completed by October 4, 2013, or

(3) upon receipt of a written request from any initial purchaser representing that it holds Outstanding Notes that are or were ineligible to be exchanged in the exchange offer we will use our reasonable best efforts to file with the SEC a shelf registration statement as soon as practicable after such determination or request to cover resales of the Notes by the holders of the Notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement, and to have such shelf registration statement declared effective by the SEC.

If obligated to file the shelf registration statement, we will use our reasonable best efforts to keep the shelf registration statement continuously effective until the Outstanding Notes cease to be “Registrable Securities” as defined in the Registration Rights Agreement.

If the shelf registration statement is declared effective or becomes automatically effective but thereafter ceases to be effective or usable in connection with resales of Outstanding Notes during the periods specified in the Registration Rights Agreement (except with respect to permitted suspension periods as provided therein), then we will pay Additional Interest to each holder of affected Outstanding Notes on the terms provided in the Registration Rights Agreement.

Holders of Notes will be required to deliver certain information to be used in connection with the shelf registration statement in order to have their Notes included in the shelf registration statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Outstanding Notes, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

The foregoing description is a summary of certain provisions of the Registration Rights Agreement. It does not restate the Registration Rights Agreement in its entirety. We urge you to read the Registration Rights Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See “Where You Can Find More Information.”

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The following contains a summary of the material provisions of the New Credit Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the underlying documents.

The New Credit Facility

On July 31, 2012, we entered into a credit agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and as a lender, J.P. Morgan Europe Limited, as foreign currency agent, Wells Fargo Bank, National Association, as syndication agent and as a lender, Fifth Third Bank, as documentation agent and as a lender, PNC Bank, National Association, as documentation agent and as a lender and the other lenders party thereto (all such lenders under the New Credit Agreement, the “Lenders”). The New Credit Agreement provides us with a $1.1 billion secured credit facility consisting of (1) a term loan A facility in an aggregate principal amount of up to $550.0 million (the “Term Loan A Facility”), (2) a term loan B facility in an aggregate principal amount of up to $350.0 million (the “Term Loan B Facility”; and, together with the Term Loan A Facility, the “Term Loan Facilities”) and (3) a revolving credit facility in an aggregate principal amount of up to $200.0 million (the “New Revolving Credit Facility”). The New Credit Agreement also provides us with the option to increase the aggregate principal amount of all such facilities by up to an additional amount such that the total amount of all such facilities does not exceed $1.3 billion (the “Accordion Option”; and, together with the Term Loan Facilities and the New Revolving Credit Facility, the “New Credit Facility”).

The exercise of the Accordion Option, which is provided on an uncommitted basis, is subject to the terms and conditions of the New Credit Agreement.

The Term Loan A Facility and the New Revolving Credit Facility each have a term of five years and the Term Loan B Facility has a term of seven years. The initial interest rates per annum applicable to amounts outstanding under the Term Loan A Facility and to U.S. dollar denominated amounts outstanding under the New Revolving Credit Facility will be, at our option, either (1) the ABR (as defined in the New Credit Agreement) (the “Base Rate”) plus an applicable margin of 1.25% per annum, or (2) the Eurocurrency Rate (as defined in the New Credit Agreement) (the “Eurocurrency Rate”) plus an applicable margin of 2.25% per annum. The initial interest rate per annum applicable to amounts outstanding under the Term Loan B Facility will be, at our option, either (1) the Base Rate plus an applicable margin of 2.00% per annum, or (2) the Eurocurrency Rate plus an applicable margin of 3.00% per annum. For fiscal 2012, the weighted average interest rates for Term Loan A and Term Loan B were 2.5% and 4.0%, respectively. The New Credit Agreement requires the payment of certain fees to the agent and Lenders, including a commitment fee, a ticking fee (which accrued from July 16, 2012 through October 9, 2012) and certain fees with respect to foreign currency loans.

The New Revolving Credit Facility includes a $100.0 million foreign currency subfacility under which borrowings may be made, subject to certain conditions, in Canadian dollars, pounds sterling, euros, Hong Kong dollars, Swedish kronor, Swiss francs and such additional currencies in accordance with the New Credit Agreement. The New Revolving Credit Facility also includes a $35.0 million swingline subfacility and a $50.0 million letter of credit subfacility, with respect to which we are required to pay customary letter of credit fees.

Each of the Term Loan Facilities provides for amortization in the form of quarterly scheduled principal payments in the amounts specified in the New Credit Agreement. In addition, we are required to prepay outstanding amounts of the Term Loan Facilities with proceeds from asset sales, issuances of debt, and a percentage of excess cash flow depending on our Consolidated Leverage Ratio for each fiscal year ending on or after December 31, 2013, subject to certain exceptions specified in the New Credit Agreement. Amounts outstanding under the New Credit Agreement may be prepaid at our option without premium or penalty; provided that, in the event of any prepayment, or amendment that lowers the yield, of the Term Loan B Facility loans made prior to the first anniversary of October 9, 2012, we must pay to the applicable Lenders a premium equal to 1% of the principal amount prepaid or refinanced or, in the case of a repricing amendment, 1% of the aggregate amount of the Term Loan B Facility loans outstanding immediately prior to such amendment.

Our obligations pursuant to the New Credit Agreement are guaranteed by substantially all of our material domestic subsidiaries and secured by substantially all of our personal and real property and substantially all of the personal and real property of our material domestic subsidiaries, subject to certain exceptions, including the exclusion of the stock of domestic subsidiaries owned by foreign subsidiaries and limited, in the case of foreign subsidiaries and foreign holding companies, to 65% of the voting capital stock thereof.

The New Credit Agreement contains customary representations and warranties, including representations by us as to, among other matters: financial condition; existence; compliance with law; power; authorization; enforceability; litigation; absence of default; ownership of property; liens; intellectual property; taxes; federal regulations; labor matters; ERISA; the Investment Company Act and other regulations; subsidiaries; use of proceeds; environmental matters; accuracy of information; security documents; and solvency.

The New Credit Agreement also contains certain affirmative and negative covenants, including covenants that limit the ability of us and our Restricted Subsidiaries to, among other things: incur or guarantee indebtedness; incur liens; pay dividends or repurchase stock; enter into transactions with affiliates; consummate asset sales, acquisitions or mergers; prepay certain other indebtedness; or make investments, as well as covenants restricting the activities of certain foreign subsidiaries of ours that hold intellectual property related assets. Further, the New Credit Agreement requires compliance with the following financial covenants: a maximum Consolidated Leverage Ratio; a maximum Consolidated Secured Leverage Ratio (as defined in the New Credit Agreement); and a minimum Consolidated Interest Coverage Ratio (as defined in the New Credit Agreement).

The New Credit Agreement contains customary events of default, including, among other items: failure to make required payments under the New Credit Agreement; failure to comply with certain agreements or covenants under the New Credit Agreement or related loan documents; failure to pay, or acceleration of, certain other indebtedness; certain ERISA violations; certain fundamental changes resulting in a change of control of the Company; certain events of bankruptcy and insolvency; and failure to pay certain judgments.

DESCRIPTION OF NOTES

The Company will issue the Exchange Notes under the Indenture (the “Indenture”), dated as of October 9, 2012, among itself, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Notes that may be issued under the Indenture are unlimited in aggregate principal amount, although the issuance of Exchange Notes in this offering will be limited to up to $375.0 million. We may issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes other than the issue date, the issue price and the first interest payment date and the first date from which interest will accrue (the “Additional Notes”); provided that if any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under the Indenture and will have a separate CUSIP number and ISIN from the Notes. We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture, including the covenant described under “—Certain Covenants—Limitation on Indebtedness.” Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the Notes.

The Company will issue in exchange for the Outstanding Notes up to $375.0 million aggregate principal amount of 6.125% Senior Notes due 2020 that have been registered under the Securities Act (the “Exchange Notes”). Except as otherwise indicated below, the following summary applies to both the Exchange Notes and the Outstanding Notes.

The terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes, except the Exchange Notes will not contain transfer restrictions and holders of Exchange Notes will no longer have any registration rights or the right to receive Additional Interest as described in the Registration Rights Agreement.

This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, it does not contain all of the details found in the full text of, and is qualified in its entirety by the provisions of, the Notes and the Indenture. You should refer to the Indenture for a complete description of the obligations of the Company, the Guarantors and your rights in respect of the Indenture and the Notes. The Company will make a copy of the Indenture available to the Holders and to prospective investors upon request.

You will find the definitions of capitalized terms used in this description under the heading “—Certain Definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Wolverine World Wide, Inc. and not to its subsidiaries, unless the context otherwise requires. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

The Notes

The Notes:

•	will be general unsecured, senior obligations of the Company;

•	will be limited to an aggregate principal amount of up to $375.0 million, subject to our ability to issue Additional Notes;

•	mature on October 15, 2020;

•

will be unconditionally Guaranteed on a senior basis by each Restricted Subsidiary that is a borrower under or that guarantees Obligations under the Senior Credit Facility or other Material Indebtedness of the Company or any Guarantor. See “—Note Guarantees”;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	will rank equally in right of payment with any existing and future senior Indebtedness of the Company;

•

will be effectively subordinated to all Secured Indebtedness of the Company (including Obligations under the Senior Credit Facility) to the extent of the value of the assets securing such Indebtedness;

•	will be senior in right of payment to any future Subordinated Obligations of the Company;

•	will be structurally subordinated to all liabilities of any Non-Guarantor Subsidiary; and

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form.

As of the Issue Date and the Acquisition Date, all of our Subsidiaries were “Restricted Subsidiaries.” Subject to the provisions of the covenant described under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries are not, and will not be, subject to any of the restrictive covenants in the Indenture.

Interest

Interest on the Notes will:

•	accrue at the rate of 6.125% per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on April 15 and October 15;

•	be payable to the Holders of record at the close of business on April 1 and October 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

We will pay, or cause to be paid, the principal, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to Holders at their registered address set forth in the registrar’s books. We have initially designated the corporate trust office of the Trustee to act as our paying agent (the “Paying Agent”) and registrar (the “Registrar”). We may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay the principal, premium, if any, and interest in respect of Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. A Holder may be required, among other things, to furnish appropriate endorsements and transfer documents in connection with any such transfer or exchange. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the day of any selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

Except as described below, the Notes are not redeemable until October 15, 2016.

On and after October 15, 2016, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2016	103.063%
2017	101.531%
2018 and thereafter	100.000%

Prior to October 15, 2015, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings upon not less than 30 nor more than 60 days’ notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC, at a redemption price equal to 106.125% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date; provided that

(1)	at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)	such redemption occurs within 90 days after the closing of such Equity Offering.

In addition, at any time prior to October 15, 2016, the Company may redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice mailed or otherwise delivered to each Holder in accordance with the procedures of DTC at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date. The Company shall be responsible for the calculation of the Applicable Premium.

If the optional redemption date is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest in respect of Notes subject to redemption will be paid on the redemption date to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot in accordance with the applicable procedures of DTC or by such other method as the Trustee in its sole discretion deems to be fair and appropriate, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other transaction involving the Company.

Mandatory Redemption; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption “—Repurchase at the Option of Holders.”

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

The Notes are general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated, are effectively subordinated to all of our senior Secured Indebtedness, including Indebtedness under the Senior Credit Facility, to the extent of the value of the assets securing such Indebtedness, and are structurally subordinated to the liabilities of our Non-Guarantor Subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding-up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Credit Facility or other senior Secured Indebtedness, the assets of the Company and the Guarantors that secure such senior Secured Indebtedness will be available to pay obligations on the Notes and the Note Guarantees only after all Indebtedness under such Senior Credit Facility and other senior Secured Indebtedness and certain related Hedging Obligations, banking services and cash management obligations have been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Note Guarantees then outstanding.

As of June 15, 2013:

•	we had $1,184.7 million of total Indebtedness (including the Notes), all of which would have ranked equally with the Notes;

•

of our total Indebtedness, we had $809.7 million of Secured Indebtedness under the Senior Credit Facility (excluding an additional $1.9 million represented by outstanding letters of credit under the Senior Credit Facility) to which the Notes were effectively subordinated to the extent of the value of the assets securing such Indebtedness;

•

we had commitments available to be borrowed under the Senior Credit Facility of $198.1 million (after giving effect to $1.9 million of outstanding letters of credit under the Senior Credit Facility); in addition, the Senior Credit Facility provides for an option to increase, subject to certain conditions, the aggregate principal amount of all facilities thereunder by up to an additional amount such that the total principal of all such facilities does not exceed $1,300.0 million; and

•	our Non-Guarantor Subsidiaries had $80.5 million of total liabilities (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the Notes.

Although the Indenture limits the amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of such Indebtedness may be Secured Indebtedness or structurally senior to the Notes.

Note Guarantees

Each Restricted Subsidiary that (1) either is or becomes a borrower under or that currently or in the future Guarantees the Obligations under the Senior Credit Facility and (2) that currently or in the future Guarantees any other Material Indebtedness of the Company or any Guarantor will Guarantee the Notes.

The Guarantors, jointly and severally, irrevocably and unconditionally guarantee or will guarantee, on a senior unsecured basis, the Company’s Obligations under the Notes and all Obligations under the Indenture, including the payment of costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under the Note Guarantees.

Each of the Note Guarantees:

•	is a general unsecured, senior obligation of each Guarantor;

•	ranks equally in right of payment with any existing and future senior Indebtedness of each such entity;

•	is effectively subordinated to all Secured Indebtedness of a Guarantor (including the Guarantee of the Senior Credit Facility) to the extent of the value of the assets securing such Indebtedness;

•	is senior in right of payment to any future Guarantor Subordinated Obligations of the Guarantors; and

•	is structurally subordinated to all liabilities of any Non-Guarantor Subsidiary.

As of June 15, 2013:

•	outstanding Indebtedness of the Guarantors was $1,184.7 million, $809.7 million of which was Secured Indebtedness under the Senior Credit Facility; and

•	the Guarantors would have had no Guarantor Subordinated Obligations.

Although the Indenture limits the amount of Indebtedness that Restricted Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of such Indebtedness may be Secured Indebtedness or structurally senior to the Notes.

Any entity that makes a payment under its Note Guarantee will be entitled upon payment in full of all Obligations that are Guaranteed under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such Indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the Notes and/or the guarantees, and if that occurs, you may not receive any payments on the Notes.”

The Indenture provides that each Note Guarantee by a Guarantor will be automatically and unconditionally released and discharged and be of no further force and effect upon:

(a)	any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Guarantor upon which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions of the Indenture;

(b)

the release or discharge of such Guarantor from its Guarantee of Indebtedness of the Company under the Senior Credit Facility (including, by reason of the termination of the Senior Credit Facility) and its Guarantee of all other Material Indebtedness of the Company and the Guarantors, including the Guarantee that resulted in the obligation of such Guarantor to Guarantee the Notes, if such Guarantor would not then otherwise be required to Guarantee the Notes pursuant to the Indenture, except a release or discharge by or as a result of payment under such Note Guarantee; provided that if such Guarantor has Incurred any Indebtedness in reliance on its status as a

Guarantor under the covenant “—Certain Covenants—Limitation on Indebtedness,” such Guarantor’s obligations under such Indebtedness, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under “—Certain Covenants—Limitation on Indebtedness;”

(c)	the proper designation of any Guarantor as an Unrestricted Subsidiary; or

(d)	the Company’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or the discharge of the Company’s obligations under the Indenture in accordance with the terms of the Indenture.

At the request of the Company, and upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel that such release complies with the Indenture, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

In the event that any released Guarantor (in the case of clause (b) and (c) above) thereafter borrows money or guarantees Indebtedness under the Senior Credit Facility or guarantees any other Material Indebtedness of the Company or Guarantors, such former Guarantor will again provide a Note Guarantee. See “Certain Covenants—Future Guarantors.”

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional Redemption” (including by providing notice of optional redemption in accordance with such provisions), the Company will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the right of Holders of record on a record date to receive any interest due on the Change of Control Payment Date (as defined below).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional Redemption” (including by providing notice of optional redemption in accordance with such provisions), the Company will mail a notice of such Change of Control Offer to each Holder or otherwise deliver notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(1)	that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the applicable record date to receive interest due on the Change of Control Payment Date (as defined below));

(2)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC) (the “Change of Control Payment Date”); and

(3)	the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)

accept for payment all Notes or portions of Notes (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this covenant.

The Paying Agent will promptly mail or wire transfer (or otherwise deliver in accordance with the applicable procedures of DTC) to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Company will promptly issue and, upon delivery of an authentication order from the Company, the Trustee will promptly authenticate and mail (or otherwise deliver in accordance with the applicable procedures of DTC) (or cause to be transferred by book entry) to each Holder a new Note (it being understood that, notwithstanding anything in the Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to making a Change of Control Payment, and as a condition to such payment (1) the requisite lenders or holders of Indebtedness incurred or issued under a credit facility, an indenture or other agreement, including the Senior Credit Facility, that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Company shall have repaid all outstanding Indebtedness incurred or issued under a credit facility, an indenture or other agreement, including the Senior Credit Facility, that may be violated by a Change of Control Payment or the Company will offer to repay all such Indebtedness, make payment to the lenders or holders of such Indebtedness that accept such offer and obtain waivers of any event of default arising under the relevant credit facility, indenture or other agreement from those remaining lenders or holders of such Indebtedness to the extent necessary to effect such waivers. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a Default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A Default under the Indenture will result in a cross-default under the Senior Credit Facility.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes prior to the time at which a Change of Control has occurred.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Disposition unless:

(1)	except in the case of an Asset Disposition of an Investment in a Permitted Joint Venture if and to the extent such an Asset Disposition is required by, or made pursuant to, buy/sell arrangements between the joint venture parties, the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition; and

(2)	at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(1)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(2)	any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition;

(3)	any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value);

(4)	any cash consideration paid to the Company or a Restricted Subsidiary in connection with the Asset Sale that is held in escrow or on deposit to support indemnification, adjustment of purchase price or similar obligations in respect of such Asset Sale;

(5)	Additional Assets; and

(6)	any combination of the consideration specified in clauses (1) through (5) above.

Within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, an amount equal to 100% of the Net Available Cash from such Asset Disposition may be applied by the Company or such Restricted Subsidiary, as the case may be, as follows:

(a)	to permanently reduce (and, in the case of a revolving Debt Facility, permanently reduce commitments with respect thereto): (i) Secured Indebtedness under the Senior Credit Facility or (ii) Secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Guarantor or Indebtedness of a Non-Guarantor Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or any Restricted Subsidiary of the Company;

(b)	to permanently reduce obligations under other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Guarantor (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that the Company shall equally and ratably reduce Obligations under the Notes as provided under “—Optional Redemption,” through open market purchases at or above 100% of the principal amount thereof or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, in each case plus the amount of accrued but unpaid interest on the Notes that are purchased or redeemed;

(c)	to invest in Additional Assets; or

(d)	any combination of the foregoing;

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b), (c) or (d) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Debt Facility) or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture; provided, further, that in the case of clause (c), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and such Net Available Cash is actually applied in such manner within the later of 365 days from the consummation of the Asset Sale and 180 days from the date of the Acceptable Commitment, and in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination and such Net Available Cash is actually applied in such manner within 180 days from the date of the Second Commitment, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company will be required to make an offer (an “Asset Disposition Offer”) to all Holders and, to the extent required by the terms of any outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest due on the Asset Disposition Purchase Date (as defined below), in accordance with the procedures set forth in the

Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in the case of the Notes in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the applicable procedures of DTC) the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer, exceeds the amount of Excess Proceeds, subject to the applicable procedures of DTC, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the principal amount of tendered Notes and the selection of such Pari Passu Indebtedness shall be made pursuant to the terms of such Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be offered for purchase pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Asset Disposition Purchase Date is on or after an applicable record date and on or before the related interest payment date, any accrued and unpaid interest to the Asset Disposition Purchase Date will be paid on the Asset Disposition Date to the Person in whose name a Note is registered at the close of business on such record date.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or, if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in the case of the Notes in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes so accepted and that such Notes were accepted for payment by the Company in accordance with the terms of this covenant. In addition, the Company will deliver all certificates and instruments required, if any, by the agreements governing the Pari Passu Indebtedness. The Paying Agent or the Company, as the case may be, will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail or wire transfer (or otherwise deliver in accordance with the applicable procedures of DTC) to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Company, will authenticate and mail (or otherwise deliver in accordance with the applicable procedures of DTC) such new Note to such Holder (it being understood that, notwithstanding anything in the Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness with respect to the applicable Asset Disposition. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Certain Covenants

Effectiveness of Covenants

Following the first day (such date, a “Suspension Date”):

(a)	the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(b)	no Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below:

•	“—Repurchase at the Option of Holders—Asset Sales”;

•	“—Limitation on Indebtedness”;

•	“—Limitation on Restricted Payments”;

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

•	“—Limitation on Affiliate Transactions”;

•	clause (4) of the first paragraph of “—Merger and Consolidation”;

•	“—Future Guarantors” (but only with respect to any Person that is required to become a Guarantor after the applicable Suspension Date); and

•	“—Designation of Restricted and Unrestricted Subsidiaries”

(collectively, the “Suspended Covenants”). If at any time after a Suspension Date the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising during a Suspension Period, in each case regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.”

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on Indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on Indebtedness” (in each case to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (3) of the second paragraph of “—Limitation on Indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.”

During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture unless the Company’s Board of Directors would have been able, under the terms of the Indenture, to designate such Subsidiaries as Unrestricted Subsidiaries if the Suspended Covenants were not suspended. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. In addition, the Company and its Restricted Subsidiaries will be permitted to honor any contractual commitments made during a Suspension Period following a Reinstatement Date.

Promptly following the occurrence of any Suspension Date or Reinstatement Date, the Company will provide an Officers’ Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a Suspension Date or Reinstatement Date has occurred or notify the Holders of any Suspension Date or Reinstatement Date. The Trustee may provide a copy of such Officers’ Certificate to any Holder of Notes upon request. There can be no assurance that the Notes will ever achieve an Investment Grade Rating.

Limitation on Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis (after giving effect to the application of the proceeds of such Incurrence) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; provided, further, that Non-Guarantor Subsidiaries may not Incur Indebtedness pursuant to the Consolidated Coverage Ratio test under this paragraph if, after giving pro forma effect to such Incurrence (including the application of the proceeds therefrom), more than an aggregate of $75.0 million of Indebtedness of Non-Guarantor Subsidiaries would be outstanding pursuant to the Consolidated Coverage Ratio test under this paragraph.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)

Indebtedness of the Company or any Guarantor Incurred under a Debt Facility (including Indebtedness outstanding on the Issue Date under the Existing Credit Facility and Indebtedness Incurred under the Senior Credit Facility on the Acquisition Date) and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 30 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate amount outstanding at any one time not to exceed $1,300.0 million;

(2)	Indebtedness represented by the Notes (including any Note Guarantee) (other than any Additional Notes);

(3)	Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (6), (8), (11), (15) and (16) of this paragraph);

(4)	Guarantees by (a) the Company or Guarantors of Indebtedness permitted to be Incurred by the Company or a Guarantor in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, to the same extent as the Subordinated Obligation or Guarantor Subordinated Obligation, as applicable, and (b) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of the Indenture;

(5)	Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however, that for purposes of this clause (5),

(a)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity); and

(b)	any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity)

shall be deemed, in each case under this clause (5), to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, as of the time of such issuance or transfer;

(6)	Disqualified Stock or Preferred Stock of a Restricted Subsidiary held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a)	any subsequent issuance or transfer of Capital Stock or any other event which results in such Disqualified Stock or Preferred Stock being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity); and

(b)	any sale or other transfer of any such Disqualified Stock or Preferred Stock to a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity)

shall be deemed, in each case under this clause (6), to constitute an Incurrence of such Disqualified Stock or Preferred Stock by such Subsidiary, as of the time of such issuance or transfer;

(7)

Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or all or substantially all of the assets of such Person were acquired by, or such Person was merged with or into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired or merged with or into the Company or a

Restricted Subsidiary or (b) otherwise in connection with, or in contemplation of, such acquisition or merger); provided, however, that at the time such Person is acquired by, or such Person is merged with or into the Company or a Restricted Subsidiary, either

(i)	the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant on a pro forma basis after giving effect to the Incurrence of such Indebtedness (and any application of the proceeds thereof) pursuant to this clause (7); or

(ii)	on a pro forma basis, the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries is higher than such ratio immediately prior to such acquisition or merger;

(8)	Indebtedness under Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(9)	Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary Incurred to finance the acquisition, purchase, lease, construction or improvement of any property, real property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary, whether through the direct purchase or acquisition of such property, real property, plant or equipment or through the purchase or acquisition of the Capital Stock of any Person owning such property, real property, plant or equipment, and any Indebtedness of the Company or a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (9), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed the greater of (a) $75.0 million and (b) 3.0% of Total Assets at the time of Incurrence;

(10)	Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion Guarantees (not for borrowed money) and similar obligations provided in the ordinary course of business;

(11)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or similar obligations, or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary or any business, assets or Capital Stock of any Person, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that, with respect to a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(12)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(13)	Indebtedness Incurred in Qualified Receivables Transactions and Factoring Transactions in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed $300.0 million at the time of Incurrence;

(14)	the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (7) and this clause (14) of the second paragraph of this covenant, or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance and discharge costs, accrued interest and fees and expenses in connection therewith;

(15)	Indebtedness consisting of Indebtedness issued by the Company or any Restricted Subsidiary to existing or former directors, officers or employees of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case to finance the purchase, redemption or other acquisition of Capital Stock or equity appreciation rights of the Company to the extent described in clause (7) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(16)	Cash Management Obligations and guarantees in respect thereof incurred in the ordinary course of business;

(17)	Indebtedness representing installment insurance premiums of the Company or any Restricted Subsidiary owing to insurance companies in the ordinary course of business;

(18)	unsecured guarantees Incurred in the ordinary course of business by the Company of operating leases of Subsidiaries; and

(19)	in addition to the items referred to in clauses (1) through (18) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (19) and then outstanding, will not exceed 5.0% of Total Assets at the time of Incurrence.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Guarantor unless such Indebtedness will be subordinated to the obligations of such Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or Guarantors solely by virtue of being unsecured, by virtue of being secured on a junior priority basis, by reason of any liens or guarantees arising or created in respect thereof, or by virtue of the fact that the holders of any Secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

For purposes of determining compliance with this covenant:

(1)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the second paragraph of this covenant or may be Incurred under the first paragraph of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with the second paragraph of this covenant or the first paragraph of this covenant and will be entitled to divide the amount and type of such Indebtedness among more than one of such clauses under the second paragraph of this covenant or the first paragraph of this covenant; provided that all Indebtedness outstanding on the Issue Date under the Existing Credit Facility and on the Acquisition Date under the Senior Credit Facility, and all Indebtedness (or the portion thereof) Incurred under clause (1) of the second paragraph of this covenant, shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant and may not later be reclassified;

(2)	if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and relate to other Indebtedness, then such letters of credit shall be treated as Incurred pursuant to clause (1) of the second paragraph above and such other Indebtedness shall not be included; and

(3)	except as provided in clause (2) of this paragraph, Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the calculation of such particular amount.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on Indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The Company will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated or junior in right of payment to any other Indebtedness (including Acquired Indebtedness) of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinate or junior in right of payment to any other Indebtedness solely by virtue of (1) being unsecured or (2) its having a junior priority with respect to the same collateral.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a)	dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(b)	dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2)	purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary;

(3)	make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(a)	Indebtedness of the Company owing to and held by any Guarantor or Indebtedness of a Guarantor owing to and held by the Company or any other Guarantor permitted under clause (5) of the second paragraph of the covenant “—Limitation on Indebtedness”; or

(b)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations of any Guarantor purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)	make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) above (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default shall have occurred and be continuing (or would result therefrom);

(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitation on Indebtedness” covenant; and

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (including Restricted Payments permitted by clauses (4), (5), (6), (7), (14) and (15) of the next succeeding paragraph but excluding Restricted Payments permitted by all other clauses of the next succeeding paragraph) would not exceed the sum of (without duplication):

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii)	100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date, other than:

(x)	Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination;

(y)	Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of “—Optional Redemption;” and

(z)	Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied in accordance with clause (7)(a) of the second paragraph of this covenant; plus

(iii)	the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv)	the amount equal to the net reduction in Restricted Investments and received in respect of Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(x)	repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser that is not an Affiliate, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments), and the amount of any cancellation of any Guarantee or other contingent obligation constituting a Restricted Investment; or

(y)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations of any Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations of a Guarantor, so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and constitute Refinancing Indebtedness;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and constitutes Refinancing Indebtedness;

(4)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Repurchase at the Option of Holders—Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Repurchase at the Option of Holders—Asset Sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5)	any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under “—Repurchase at the Option of Holders—Asset Sales;”

(6)	dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this covenant;

(7)	the purchase, redemption or other acquisition (including by cancellation of Indebtedness), cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company or any direct or indirect parent of the Company held by any existing or former directors, officers or employees of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under stock option or stock purchase agreements or other agreements to compensate such persons approved by the Board of Directors of the Company or upon their death, disability or termination; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause will not exceed $10.0 million in the aggregate, although such amounts may be increased by an amount not to exceed:

(a)	the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the Net Cash Proceeds from the sale of Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former directors, officers or employees of the Company, or any of its Subsidiaries that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments; plus

(b)	the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments made since the Issue Date with the Net Cash Proceeds described in clauses (a) and (b) of this clause (7);

(8)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense;”

(9)	repurchases of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities if such Capital Stock represents all or a portion of the exercise price thereof;

(10)	any payments (including purchase price adjustments, indemnification and similar payments) made at any time in connection with the Transactions pursuant to the CBI Acquisition Agreement, the Carveout Purchase Agreement, the Separation Agreement and the Transition Services Agreement and any other agreements or documents related to the Transactions (without giving effect to subsequent amendments, waivers or other modifications to such agreements or documents) or as otherwise described in the Offering Memorandum;

(11)	the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents);

(12)	any payment of cash by the Company in respect of fractional shares of the Company’s Capital Stock upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities;

(13)	any payment of cash by the Company or any Subsidiary issuer to a holder of Convertible Notes upon conversion or exchange of such Convertible Notes, which cash payment is made at the election of the Company or such Subsidiary and does not exceed an amount equal to the principal amount of the Convertible Notes that are converted or exchanged and any accrued interest paid thereon;

(14)	the purchase of any Permitted Bond Hedge; and

(15)	other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (15) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)), not to exceed (a) $30.0 million in the aggregate during any fiscal year, if the Leverage Ratio on the date of the making of such Restricted Payment is greater than or equal to 2.5 to 1.0, or (b) $60.0 million in the aggregate during any fiscal year, if the Leverage Ratio on the date of the making of such Restricted Payment is less than 2.5 to 1.0;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (7), (8), (11) and (15), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

To the extent any cash or any other property is distributed by the Company or any of its Restricted Subsidiaries upon the conversion or exchange of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Company, (1) any amount of such cash or property that exceeds the principal amount of the Indebtedness that is converted or exchanged and any accrued interest paid thereon (and only such excess amount) shall be deemed to be a Restricted Payment described in clause (2) of the first paragraph of this covenant and (2) the amount of such cash or property up to an amount equal to the principal amount of the Indebtedness that is converted or exchanged and any accrued interest paid thereon shall be deemed to be a Restricted Payment described in clause (3) of the first paragraph of this covenant if such Indebtedness is a Subordinated Obligation or Guarantor Subordinated Obligation. If the Company or any of its Restricted Subsidiaries repurchases any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Company in the open market at a price in excess of the principal amount of such Indebtedness and any accrued interest thereon, such excess amount (and only such excess amount) shall be deemed to be a Restricted Payment described in clause (2) of the first paragraph of this covenant.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1)	in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the related Liens described in clauses (1) and (2) above.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)	make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(a)	contractual encumbrances or restrictions pursuant to (i) the Existing Credit Facility and related documentation and (ii) Hedging Obligations and other agreements or instruments (whether or not related to the Existing Credit Facility) in effect at or entered into on the Issue Date;

(b)	contractual encumbrances or restrictions pursuant to the Senior Credit Facility, related Hedging Obligations and other related agreements or instruments entered into on the Acquisition Date;

(c)	the Indenture, the Notes and the Note Guarantees;

(d)	any agreement or other instrument of a Person (including, for avoidance of doubt, any Purchased Subsidiary) acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property);

(e)	any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in this paragraph; provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in this paragraph on either the Issue Date or the Acquisition Date, or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(f)	in the case of clause (3) of the first paragraph of this covenant, Liens permitted to be Incurred under the provisions of the covenant described under “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(g)	purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under the Indenture, to the extent such encumbrance or restriction is customary for such purchase money obligation or Capitalized Lease Obligation;

(h)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(i)	restrictions on cash or other deposits or net worth imposed by customers or suppliers, or required by insurance, surety or bonding companies;

(j)	any customary provisions in joint venture agreements relating to Permitted Joint Ventures that are not Restricted Subsidiaries and other similar agreements;

(k)	any customary provisions (including anti-assignment, net worth and similar provisions) in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary;

(l)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(m)	any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction or Factoring Transaction relating exclusively to a

Receivables Entity that, in the good faith determination of the Senior Management of the Company, are necessary to effect such Qualified Receivables Transaction or Factoring Transaction; and

(n)	(x) other Indebtedness Incurred by a Guarantor permitted to be Incurred pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” that, in the good faith judgment of the Board of Directors of the Company, are not materially more restrictive, taken as a whole, than those applicable to the Company in (A) the Indenture or the Existing Credit Facility on the Issue Date, if such Indebtedness was Incurred prior to the Acquisition Date, or (B) the Indenture or the Senior Credit Facility, if such Indebtedness is Incurred on or after the Acquisition Date, (y) any Refinancing Indebtedness permitted hereunder, that, in the good faith judgment of Senior Management of the Company, are not materially more restrictive, taken as a whole, than the comparable provisions of the Indebtedness being refinanced or (z) other Indebtedness Incurred by a Non-Guarantor Subsidiary permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness;” provided that with respect to clause (z), such encumbrances or restrictions will not materially affect the Company’s ability to make anticipated principal and interest payments on the Notes (in the good faith judgment of Senior Management of the Company).

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $2.5 million, unless:

(1)	the terms of such Affiliate Transaction are, taken as a whole, no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate; and

(2)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, either (x) the terms of such transaction have been approved by a majority of the members of such Board of Directors; or (y) the Company has received a written opinion from an Independent Financial Advisor stating that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms, taken as a whole, are not materially less favorable than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1)	any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with the covenant described under “—Limitation on Indebtedness”;

(2)	Restricted Payments permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments” and Permitted Investments (other than Permitted Investments made pursuant to clause (2) or (17) of the definition thereof);

(3)

any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans, severance agreements or similar employee benefits plans and/or indemnity provided on behalf of directors, officers employees or consultants approved by the Board of Directors of the Company;

(4)	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors, officers, employees or consultants of the Company or any Restricted Subsidiary;

(5)	loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of $5.0 million (without giving effect to the forgiveness of any such loan);

(6)	any transaction pursuant to any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Company, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(7)	any agreement between any Person and an Affiliate of such Person existing at the time such Person (including, for the avoidance of doubt, any Purchased Subsidiary) is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, and any amendment thereto, so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger;

(8)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or Senior Management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(9)	sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(10)	transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms, taken as a whole, are not materially less favorable than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’-length basis from a Person that is not an Affiliate; and

(11)	the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in the Offering Memorandum.

Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to the rules and regulations promulgated by the SEC, the Company will file with the SEC within the time periods (including any grace period or extension permitted by the SEC) specified in the

SEC’s rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations):

(1)	all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2)	all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” section; and

(3)	all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if the Company were required to file such reports.

Notwithstanding the foregoing, the Company will not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Company provides such information to the Trustee and the Holders and makes available such information to prospective purchasers of the Notes, in each case at the Company’s expense and by the applicable date the Company would be required to file such information pursuant to the preceding paragraph. In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company will furnish to Holders and to securities analysts and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. The requirements set forth in this paragraph and the preceding paragraph may be satisfied by the Company posting the required reports on its website or delivering such information to the Trustee and posting copies of such information on any website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders, securities analysts and prospective purchasers of the Notes, in each case within the time periods that would apply if the Company were required to file those reports with the SEC.

In addition, no later than ten Business Days after the date the annual and quarterly financial information for the prior fiscal period have been furnished pursuant to clauses (1) or (2) above, the Company shall also hold live quarterly conference calls with the opportunity to ask questions of management; provided that, as long as the Company holds quarterly conference calls for investors in its common stock, it shall not be required to hold separate or additional conference calls for the benefit of the Trustee, the Holders, beneficial owners of the Notes, prospective purchasers of the Notes, securities analysts and market making financial institutions. No fewer than five Business Days prior to the date such conference call is to be held, the Company shall issue a press release to the appropriate U.S. wire services announcing such conference call, which press release shall contain information on how and when to access such conference call.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the annual and quarterly financial information required by the preceding paragraphs shall include a reasonably detailed presentation, as determined in good faith by Senior Management of the Company, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s discussion and analysis of financial condition and results of operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

Merger and Consolidation

The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) is a corporation or limited liability company organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia, and if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under such laws;

(2)	the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all of the obligations of the Company under the Registration Rights Agreement;

(3)	immediately after giving pro forma effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)	the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under “—Limitation on Indebtedness” or;

(b)	the Consolidated Coverage Ratio of the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)	unless the Company is the Successor Company, each Guarantor (unless it is the other party to the transactions described above, in which case clause (1) of the following paragraph shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under the Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement shall continue to be in effect; and

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

Subject to certain limitations, the Successor Company will succeed to, and be substituted for, the Company under the Indenture, the Notes, the Note Guarantees and the Registration Rights Agreement. Notwithstanding clauses (4) or (6) of the preceding paragraph,

(1)	any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company;

(2)	the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or forming the Company in another state or territory of the United States of America or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby; and

(3)	any Non-Guarantor Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company or a Guarantor.

In addition, the Company will not permit any Guarantor to consolidate with or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

(1)	(a) if such entity remains a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia;

(b)	the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all the obligations of such Guarantor under the Registration Rights Agreement;

(c)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d)	the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with the Indenture; or

(2)	in the event the transaction results in the release of the Subsidiary’s Note Guarantee under clause (a) of the eighth paragraph under “—Note Guarantees,” the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time).

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and the Note Guarantee of such Guarantor.

Notwithstanding the foregoing, any Guarantor may (a) merge with or into or transfer all or part of its properties and assets to a Guarantor or the Company or merge with a Restricted Subsidiary of the Company, so long as the resulting entity is the Company or remains or becomes a Guarantor, (b) merge with an Affiliate of the Company solely for the purpose of reincorporating or forming the Guarantor in another state or territory of the United States of America or the District of Columbia, so long as Indebtedness is not Incurred in connection with such merger (unless otherwise permitted under the Indenture), and (c) merge with or into or transfer all or part of its properties and assets to any Restricted Subsidiary pursuant to any IP Reorganization Transaction.

For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or a Guarantor, as the case may be, which properties and assets, if held by the Company or such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or such Guarantor on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company or such Guarantor, as applicable.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Company and a Guarantor, as the case may be, will be released from its obligations under the Indenture, the Registration Rights Agreement and the Notes and its Note Guarantee, as the case may be, and the Successor

Company and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under the Indenture, the Notes, the Registration Rights Agreement and such Note Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Note Guarantee, solely by virtue of such transaction.

Future Guarantors

The Company will cause (1) each Domestic Subsidiary that Guaranteed the Obligations under the Existing Credit Facility on the Issue Date or at any time thereafter, (2) each Restricted Subsidiary that becomes a borrower under the Senior Credit Facility or that Guarantees, on the Acquisition Date or at any time thereafter, the Obligations under the Senior Credit Facility and (3) each Restricted Subsidiary that Guarantees any other Material Indebtedness of the Company or any Guarantor on the Issue Date or at any time thereafter, to execute and deliver to the Trustee a supplemental indenture substantially in the form provided as an exhibit to the Indenture pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of premium, if any, and interest in respect of the Notes on a senior basis and all other Obligations under the Indenture.

The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution Obligations under the Indenture, result in the Obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note Guarantees.”

Designation of Restricted and Unrestricted Subsidiaries

The Company may designate after the Issue Date any Subsidiary (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)	no Default or Event of Default has occurred and is continuing after giving effect to such Designation;

(2)	the Subsidiary to be so designated and its Subsidiaries do not at the time of Designation own any Capital Stock or Indebtedness of, or own or hold any Lien with respect to, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary so designated;

(3)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(4)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Subsidiary: or

(b)	to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results; and

(5)	either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Subsidiary has consolidated assets greater than $1,000, then such Designation would be permitted under the covenant described above under “—Limitation on Restricted Payments” and the definition of “Permitted Investment.”

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if, immediately after giving effect such Revocation:

(1)	(a) The Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under “—Limitation on Indebtedness” or (b) the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such Revocation, in each case on a pro forma basis taking into account such Revocation;

(2)	all Liens of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture; and

(3)	no Default or Event of Default has occurred and is continuing after giving effect to such Revocation.

Any such Designation or Revocation shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation, as the case may be, and an Officers’ Certificate and an Opinion of Counsel certifying that that such Designation or Revocation complied with the foregoing conditions.

A Revocation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

Events of Default

Each of the following is an “Event of Default”:

(1)	default in any payment of interest on any Note when due, continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	failure by the Company or any Guarantor to comply with its obligations under “—Certain Covenants—Merger and Consolidation”;

(4)	failure by the Company or any Guarantor to comply for 45 days after notice as provided below with any of their obligations under the covenants described under “—Repurchase at the Option of Holders” (other than (a) a failure to purchase Notes, which constitutes an Event of Default under clause (2) above, or (b) a failure to redeem the Notes, which constitutes an Event of Default under clause (2) above);

(5)	failure by the Company or any Guarantor to comply for 60 days after notice as provided below with its other agreements contained in the Indenture or the Notes;

(6)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness; or

(b)	results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(7)	failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (net of any amounts as to which the relevant insurance company has not disputed coverage), which judgments are not paid, discharged, vacated, bonded or stayed for a period of 60 days or more after such judgment becomes final;

(8)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(9)	any Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Note Guarantee.

However, a Default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “—Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (8) above occurs and is continuing, the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	the Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense; and

(5)	the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law, the Indenture, the Notes or any Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers vested in it pursuant to the Indenture to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder a notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within five days following the date on which the Company becomes aware of such Default, receives notice of such Default or becomes aware of such action, as applicable, a certificate specifying any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and Waivers

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each affected Holder, no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting Holder), among other things:

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described above under “—Optional Redemption” (excluding for greater certainty any notice periods with respect to Notes that are otherwise redeemable);

(6)	reduce the premium payable upon the repurchase of any Note or change the time at which any Note may be repurchased as described above under “—Repurchase at the Option of Holders —Change of Control” or “––Repurchase at the Option of Holders—Asset Sales”;

(7)	make any Note payable in a currency other than that stated in the Note;

(8)	impair the right of any Holder to receive payment of principal, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9)	make any change in the amendment or waiver provisions which require each Holder’s consent; or

(10)	modify the Note Guarantees in any manner adverse to the Holders.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture, the Notes and the Note Guarantees to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor entity of the obligations of the Company or any Guarantor under the Indenture, the Notes or the Note Guarantees in accordance with “—Certain Covenants––Merger and Consolidation;”

(3)	provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(4)	to comply with the rules of any applicable depositary;

(5)	add Guarantors with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or the Indenture, in each case, in accordance with the applicable provisions of the Indenture;

(6)	secure the Notes and the Note Guarantees;

(7)	add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(8)	make any change that does not adversely affect the legal rights under the Indenture, the Notes or the Note Guarantees of any Holder;

(9)	comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act;

(10)	evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(11)	provide for the issuance of private exchange notes (which shall be identical to Exchange Notes except that they will not be freely transferable) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(12)	conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees; or

(13)	make any amendment to the provisions of the Indenture relating to the transfer, exchange and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if Incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of any such amendment, supplement or waiver.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the Indenture and the outstanding Notes and the Notes Guarantees issued under the Indenture (“legal defeasance”) except for:

(1)	the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the legal defeasance provisions of the Indenture.

If the Company exercises the legal defeasance option, the Note Guarantees in effect at such time will be automatically and immediately released.

The Company at any time may be released from its obligations described under “—Repurchase at the Option of Holders” and under the covenants described under “—Certain Covenants” (other than “—Merger and Consolidation”), and clause (4) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

If the Company exercises the covenant defeasance option, the Note Guarantees in effect at such time will be automatically released.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in the first paragraph under “—Events of Default” above in clauses (3) that resulted solely from the failure of the Company to comply with clause (4) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above, (4) (only with respect to covenants that are released as a result of such covenant defeasance), (5) (only with respect to covenants that are released as a result of such covenant defeasance), (6), (7), (8) (solely with respect to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) or (9).

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, as confirmed, certified or attested by an Independent Financial Advisor in writing to the Trustee, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)	in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5)	the Company has delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(6)	the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Guarantor or others;

(7)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(8)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (7) above).

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1)	all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(2)	(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, as confirmed, certified or attested to by an Independent Financial Advisor in writing to the Trustee, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(b) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the New Credit Facility or any other material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(c) the Company or any Guarantor has paid or caused to be paid all sums payable by the Company under the Indenture; and

(d) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any

Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

Governing Law

The Indenture provides that it, the Notes and any Note Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein.

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) Indebtedness assumed in connection with the acquisition of assets from such Person, or (3) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition; provided, however, that any Indebtedness of such acquired Person or in respect of such assumed assets that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into or becomes a Subsidiary of such Person or such assets in respect of such assumed debt are acquired shall not be considered to be Acquired Indebtedness. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clauses (2) and (3) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Acquisition Date” means the date of the consummation of the PLG Business Acquisition.

“Additional Assets” means:

(1)	any property, plant, equipment or other asset (excluding working capital or current assets) used, usable or to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)	1.0% of the principal amount of such Note, and

(2)	the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on October 15, 2016, (such redemption price being described under “—Optional Redemption”) plus (ii) all required interest payments due on such Note through October 15, 2016 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal amount of such Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

(2)	the sale of Cash Equivalents in the ordinary course of business;

(3)	a disposition of inventory in the ordinary course of business;

(4)	a disposition of obsolete or worn out equipment or equipment that is no longer used or no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to “—Certain Covenants—Merger and Consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary (other than a Receivables Entity);

(7)	for purposes of “—Repurchase at the Option of Holders—Asset Sales” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition that is permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(8)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(9)	sales of accounts receivable and related assets in connection with Factoring Transactions in the ordinary course of business;

(10)	dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $10.0 million;

(11)	the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(12)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13)	the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under “—Certain Covenants—Limitation on Indebtedness;”

(14)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(15)	any termination or settlement of Hedging Obligations permitted under the terms thereof;

(16)	any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(17)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind; and

(18)	any exchange of like property on a tax-free basis pursuant to Section 1031 of the Code for use in a Similar Business.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock by (b) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of such payment; by

(2)	the sum of the amounts of all such payments.

“Board of Directors” means:

(1)	with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) any duly authorized committee of the Board of Directors;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the Trustee are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options (including any Permitted Bond Hedge), participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Carveout Purchase Agreement” means the Purchase Agreement among Open Water Ventures, LLC, a Subsidiary of the Company, the Company and WBG—PSS Holdings LLC, dated as of May 1, 2012, as described, in all material respects, in the Offering Memorandum.

“Cash Equivalents” means:

(1)	U.S. dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, Canada, any member of the European Economic Area or Japan or any agency or instrumentality of any of the foregoing, in each case maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank (i) the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and (ii) having a combined capital and surplus in excess of $500.0 million;

(5)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof in an aggregate amount at any one time not to exceed $25.0 million issued by any commercial bank;

(6)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(7)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(8)	interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (4), (6) and (7) above; and

(9)	money market funds that (i) comply with the criteria set forth under Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated “AAA” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “Aaa” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and (iii) have portfolio assets of at least $1.0 billion.

“Cash Management Obligations” means as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft (daylight and temporary), credit or debit card, electronic funds transfer, netting and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.

“CBI” means Collective Brands, Inc., a Delaware corporation.

“CBI Acquisition” means the acquisition by merger of all of the Capital Stock of CBI pursuant to the CBI Acquisition Agreement.

“CBI Acquisition Agreement” means the Agreement and Plan of Merger among CBI, WBG–PSS Holdings LLC, WBG–PSS Merger Sub Inc. and, for the limited purposes set forth therein, the Company, dated as of May 1, 2012, as described, in all material respects, in the Offering Memorandum.

“Change of Control” means:

(1)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person;

(3)	the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means, with respect to any Person, any commodity future or forward, swap or option, cap or collar or other similar agreement or arrangement as to which such Person is a party or beneficiary.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary:

(a)	has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)	has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)	if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Disposition or otherwise disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a)	the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)

Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the

Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (5) under the caption “Summary—Summary historical and pro forma consolidated financial information of Wolverine”, which caption is contained in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on September 24, 2012, to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. In making any pro forma calculation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of determination (other than any Indebtedness Incurred under such facility in connection with the transaction giving rise to the need to calculate the Consolidated Coverage Ratio) will be deemed to be:

(i)	the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or

(ii)	if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such determination.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Interest Expense; plus

(b)	Consolidated Income Taxes; plus

(c)	consolidated depreciation and amortization expense; plus

(d)	impairment charges recorded in connection with the application of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other, or Topic 360, Property, Plant and Equipment; plus

(e)	other non-cash charges, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment), and non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees, including pursuant to any equity plan or stock option plan or any other management or employee benefit plan or agreement; plus

(f)	any expenses in connection with earn-out obligations of such Person and its Restricted Subsidiaries for such period; plus

(g)	the amount of any operating loss Incurred by stores which have been closed or identified to be closed by such Person; plus

(h)	any non-recurring restructuring charges and other related non-recurring transition costs in an amount not to exceed $30.0 million for any four consecutive fiscal quarters; provided that such charges and costs shall not exceed $75.0 million in the aggregate; plus

(i)	any non-recurring charges in an amount not to exceed $10.0 million for any four consecutive fiscal quarters; plus

(j)	any expenses or charges (other than depreciation and amortization expense) related to the Transactions that are Incurred prior to the one year anniversary of the Acquisition Date; plus

(k)	any expenses or charges in respect of any offering of Capital Stock of the Company or any of its Restricted Subsidiaries, any acquisition, disposition or recapitalization or Incurrence of Indebtedness permitted under the terms of the Indenture (whether or not successful) in an amount not to exceed $15.0 million for any four consecutive fiscal quarters; plus

(l)	any pension expense and expense related to supplemental employee retirement plans in excess of mandatory funding requirements contributed to, or paid in respect of, pension plans and supplemental employee retirement plans; plus

(m)	rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP); and

(2)

decreased (without duplication) by (a) non-cash items increasing such Consolidated Net Income (excluding any such items which represent the recognition of deferred revenue or the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period, and any such items for which cash was received in a prior period that did not increase Consolidated EBITDA in any prior period), (b) the excess of payments or fundings made to pension plans and supplemental employee retirement plans over pension expense and expense related to supplemental employee retirement plans incurred in such period (excluding any voluntary payments or fundings made in respect of underfundings in any pension plans), and (c) rent expense actually paid in cash during such period (net of rent expense actually paid in cash during such period in an amount equal to rent expense as determined in accordance with GAAP).

(3)	increased or decreased (without duplication) to eliminate the following items to the extent reflected in such Consolidated Net Income:

(a)	any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(b)	any net gain or loss resulting in such period from currency translation gains or losses pursuant to Accounting Standards Codification Topic 830, Foreign Currency Matters, related to currency re-measurements of Indebtedness;

(c)	effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions and any completed acquisition; and

(d)	any net after-tax effect of income (loss) from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or any of its consolidated Restricted Subsidiaries or other payments required to be made by such Person or any of its consolidated Restricted Subsidiaries to any governmental authority, which taxes or other payments are calculated by reference to the income or profits or capital of such Person or any of its consolidated Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority (including any penalties and interest related to such taxes or arising from any tax examinations).

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)	interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(2)	amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) costs; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)	non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent that such interest is actually paid by such Person or any such Restricted Subsidiary;

(6)	costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)	interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)	the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock or on Preferred Stock of Non-Guarantor Subsidiaries payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP;

(9)	Receivables Fees; and

(10)	the cash contributions to any pension plan, employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income on the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, without duplication of clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense. Consolidated Interest Expense will not include (i) any “additional interest” with respect to other securities for failure to comply with applicable registration rights obligations, (ii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (iii) any expensing of bridge, commitment and other financing fees.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that, subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(2)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of “––Certain covenants—Limitation on restricted payments,” any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such

Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	any net after-tax gain or loss (excluding all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary outside the ordinary course of business, as determined in good faith by the Board of Directors or Senior Management of the Company;

(4)	any income or loss from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments;

(5)	any extraordinary gain or loss;

(6)	any net income or loss included in the consolidated statement of operations with respect to noncontrolling interests due to the application of Accounting Standards Codification Topic 810, Consolidation; and

(7)	the cumulative effect of a change in accounting principles.

“Convertible Notes” means Indebtedness of the Company that is convertible into Common Stock of the Company and/or cash based on the value of such Common Stock and/or Indebtedness of a Subsidiary of the Company that is exchangeable for Common Stock of the Company and/or cash based on the value of such Common Stock.

“Currency Agreement” means, with respect to any Person, any foreign exchange future or forward, swap or option, cap or collar or other similar agreement or arrangement as to which such Person is a party or a beneficiary.

“Debt Facility” means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other commercial or institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not in one or multiple facilities, with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee, whether provided under the original Senior Credit Facility or any other credit or other agreement or indenture, and irrespective of any changes in the terms and conditions thereof, the borrower(s) thereunder or the guarantors thereof).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)	is mandatorily redeemable or must be purchased at the option of the holder upon the occurrence of certain events or otherwise, in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “—Repurchase at the Option of Holders—Change of Control” and “––Repurchase at the Option of Holders—Asset Sales” and such repurchase or redemption complies with “—Certain Covenants—Limitation on Restricted Payments”; and provided, further, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.

“Equity Offering” means a private or public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock other than (1) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means our 6.125% Senior Notes due 2020 offered by this prospectus, which have been registered under the Securities Act.

“Existing Credit Facility” means the Credit Agreement dated as of June 7, 2010, among the Company, the guarantors parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder; provided that such additional Indebtedness is Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”); provided, further, that an Existing Credit Facility shall not (1) include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act or (2) relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness.

“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to any other Person any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, any assets related thereto, all contracts and all Guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets that are customarily transferred, in connection with receivables factoring arrangements.

“Factoring Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Factoring Transaction on any date of determination that would be characterized as principal if such Factoring Transaction were structured as a secured lending transaction rather than as a purchase.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management of the Company in good faith; provided that, except as otherwise provided in the Indenture, if the fair market value exceeds $40.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof in good faith (including as to the value of all non-cash assets and liabilities).

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia, and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Unless specified, all ratios and computations contained in the Indenture are computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture. For the avoidance of doubt, the adoption or issuance of any accounting standards after the Issue Date will not cause any lease or rental obligation that was not or would not have been a Capitalized Lease Obligation prior to such adoption or issuance to be deemed a Capitalized Lease Obligation.

“Government Securities” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means (1) any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and (2) any obligation, direct or indirect, contingent or otherwise, of such Person:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee after the Issue Date, including any Restricted Subsidiary that provides a Note Guarantee after the completion of the exchange offer); provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly contractually subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP that has been due and payable for 30 or more days;

(5)	Capitalized Lease Obligations and all Attributable Indebtedness in respect of a Sale/Leaseback Transaction of such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(6)	the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time);

(10)	to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction; and

(11)	to the extent not otherwise included in this definition, the Factoring Transaction Amount outstanding relating to a Factoring Transaction.

Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness;” provided that such money is held to secure the payment of such interest.

Notwithstanding the foregoing, the amount of any Indebtedness outstanding as of any date shall (i) be the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) include any interest (or in the case of Preferred Stock, dividends) thereon that is more than 30 days past due; provided that, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing until such obligations become due and payable. Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Capital Stock of the Company outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt-Debt with Conversion and Other Options).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“interest” with respect to the Notes means interest with respect thereto.

“Interest Rate Agreement” means, with respect to any Person, any interest rate future or forward, swap or option, cap, collar or other agreement or arrangement designed to protect against fluctuations in interest rates and any other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding advances or extensions of credit to customers in the ordinary course of business, any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “—Certain covenants—Limitation on Restricted Payments” and “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries:”

(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)	if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB—(or the equivalent) by Standard & Poor’s Ratings Group, Inc., or any other equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“IP Reorganization Transaction” means any one or more of a set of transactions entered into by the Company and any of its Restricted Subsidiaries the purpose of which is to effect a reorganization of the Purchased Subsidiaries and their assets (and other assets purchased pursuant to the Carveout Purchase Agreement) such that (a) the ownership of certain intellectual property of the Purchased Subsidiaries and related agreements, licenses and other similar assets will be directly or indirectly transferred to Foreign Subsidiaries, (b) the assets of the Purchased Subsidiaries shall be owned by the Company or one of its Restricted Subsidiaries and (c) 100% of the Capital Stock of Wolverine International LP, a Cayman Islands limited partnership (or any Person owning 100% of the Capital Stock thereof), is acquired directly or indirectly by one or more Foreign Subsidiaries formed or otherwise utilized for the foregoing.

“Issue Date” means October 9, 2012.

“Leverage Ratio,” as of any date of determination, means the ratio of (x) the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”), to (y) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date; provided, however, that:

(1)	if the Company or any Restricted Subsidiary:

(a)	has Incurred any Indebtedness since the balance sheet date that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the balance sheet date will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the balance sheet date and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness will be calculated as if such discharge had occurred on the balance sheet date; or

(b)	has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of such period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Leverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Indebtedness as of the balance sheet date will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the balance sheet date;

(2)	if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Leverage Ratio includes such an Asset Disposition:

(a)	the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)	if such transaction occurred after the date of such internal financial statements, Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the Net Available Cash of such Asset Disposition and the assumption of Indebtedness by the transferee;

(3)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or group of related assets or line of business, Consolidated EBITDA for such period and if such transaction occurred after the date of such internal financial statements, Indebtedness as of such balance sheet date will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA for such period and, if such transaction occurred after the balance sheet date, Indebtedness as of the balance sheet date will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period or as of the balance sheet date, as applicable.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. In making any pro forma calculation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of determination (other than any Indebtedness Incurred under such facility in connection with the transaction giving rise to the need to calculate the Leverage Ratio) will be deemed to be:

(i)	the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

(ii)	if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (5) under the caption “Summary—Summary historical and pro forma consolidated financial information of Wolverine,” which caption is contained in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on September 24, 2012, to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof or sale/leaseback, or any other agreement to sell or give a security interest in respect of such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Material Indebtedness” means any Indebtedness of the Company or any Guarantor in an aggregate principal amount equal to or greater than $50.0 million.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise (other than interest) and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses (including brokerage and sales commissions) Incurred, and all federal, state,

provincial, foreign and local taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or Permitted Joint Ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and expenses and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)	as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)	the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated September 27, 2012 related to the offer and sale of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer.

“Opinion of Counsel” means a written opinion from legal counsel, who may be an employee of or counsel to the Company or other counsel who is acceptable to the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes, in the case of the Company, or the Note Guarantees, in the case of any Guarantor (without giving effect to collateral arrangements).

“Permitted Bond Hedge” means any net-settled call options or capped call options referencing the Company’s Common Stock purchased by the Company in connection with the issuance of convertible or exchangeable debt securities by the Company or any Restricted Subsidiary to hedge the Company’s or such Restricted Subsidiary’s obligations to deliver Common Stock and/or pay cash under such Indebtedness, which call options are either “capped” or are purchased concurrently with the sale by the Company of a call option or options in respect of its Common Stock, in either case on terms that are customary for “call spread” transactions entered in connection with the issuance of convertible or exchangeable debt securities.

“Permitted Holders” means (a) the Section 16 Officers and (b) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes and is under the general direction of any Section 16 Officer; provided that, without giving effect to the existence of such group or any other group, the Persons described in clause (a), collectively, beneficially own Voting Stock representing more than 50% of the total voting power of the Voting Stock of the Company held by such group.

“Permitted Investment” means any Investment by the Company or any Restricted Subsidiary in:

(1)	the Company or a Restricted Subsidiary (other than a Receivables Entity);

(2)	any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)	cash and Cash Equivalents;

(4)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll and similar advances to officers and employees in the ordinary course of business;

(6)	loans or advances to employees of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $10.0 million at any one time outstanding (without giving effect to the forgiveness of any such loan);

(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or settlements, compromises or resolutions of litigation, arbitration or other disputes with such issuer; or

(b)	as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “––Repurchase at the Option of Holders—Asset Sales”;

(9)	Investments in existence on the Issue Date and Investments of the Purchased Subsidiaries in existence on the Acquisition Date;

(10)	Hedging Obligations Incurred in compliance with the covenant described under “––Certain Covenants—Limitation on Indebtedness”;

(11)	Guarantees issued in accordance with “––Certain Covenants—Limitation on Indebtedness” and “Certain Covenants—Future Guarantors”;

(12)	Investments in Additional Assets made with the proceeds from any Asset Sale that are applied pursuant to clauses (c) or (d) of the second paragraph of the covenant described under “––Repurchase at the Option of Holders—Asset Sales”;

(13)	Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction (provided, however, that any Investment in a Receivables Entity by the Company or a Restricted Subsidiary is in the form of a Purchase Money Note or a contribution of additional Receivables);

(14)	Investments consisting of earnest money deposits in connection with an Investment permitted by the Indenture;

(15)	advances to suppliers of amounts provided by customers for the purchase of materials and the preparation of goods and inventory in respect of customer contracts entered into in the ordinary course of business;

(16)	Investments in Permitted Joint Ventures in an aggregate amount outstanding at the time of each such Investment not to exceed the greater of (a) $120.0 million and (b) 5.0% of Total Assets outstanding at the time of such Investment (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value); and

(17)	Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (17), in an aggregate amount outstanding at the time of each such Investment not to exceed the greater of (a) $80.0 million and (b) 3.0% of Total Assets outstanding at the time of such Investment (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Joint Venture” means any joint venture in which the Company or any of its Restricted Subsidiary has an Investment and which is engaged in a Similar Business.

“Permitted Liens” means, with respect to any Person:

(1)	(a) Liens securing Indebtedness and other obligations permitted to be Incurred under the provisions described in clause (1) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness,” related Hedging Obligations and related banking services or cash management obligations, (b) Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and such other obligations of the Company referred to in clause (a), and (c) Liens securing cash management services in the ordinary course of business;

(2)	pledges or deposits by such Person under workers’ compensation laws, social security, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or for the payment of rent or deposits in respect of letters of intent or purchase agreements, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety or trade contracts, performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)	Liens securing Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	judgment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to such litigation;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b)	such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property, assets affixed or appurtenant thereto, improvements and accessions thereof and the proceeds from the sale or disposition thereof;

(11)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (including, for the avoidance of doubt, Liens on the property of a Purchased Subsidiary at the time such Purchased Subsidiary becomes a Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(17)	Liens securing the Notes and the Note Guarantees;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (18) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus assets affixed or appurtenant thereto, improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	Liens in favor of the Company or any Restricted Subsidiary;

(21)	Liens on assets owned by Foreign Subsidiaries of the Company;

(22)	Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(23)	Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations); provided that at the time of Incurrence and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio would not exceed 3.5 to 1.0 (assuming, for purposes of the calculation of the Secured Leverage Ratio, that any commitments with respect to Indebtedness under any revolving Debt Facility permitted to be incurred under clause (1) of the second paragraph under “Certain Covenants—Limitation on Indebtedness” had been fully drawn on such date);

(24)	Liens in favor or customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(26)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(27)	Liens on Capital Stock or assets to be sold pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary in connection with any Asset Disposition or disposition of assets not constituting an Asset Disposition, in each case permitted by the terms of the Indenture, pending the closing of such sale or disposition; and

(28)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods.

“Permitted Warrant” means any call option in respect of the Company’s Common Stock sold by the Company concurrently with any Permitted Bond Hedge, which call option permits settlement in cash at the option of the Company

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PLG Business” means the assets and liabilities comprising CBI’s Performance + Lifestyle Group business.

“PLG Business Acquisition” means the acquisition by the Company of the PLG Business pursuant to the Carveout Purchase Agreement and the Separation Agreement.

“Preferred Stock, “as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated), which is preferred as to the payment of dividends, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the net reduction in costs and other operating improvements or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are reasonable and factually supportable, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such four quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by an Officers’ Certificate delivered to the Trustee from the Company’s chief financial officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Purchased Subsidiaries” means the Subsidiaries of the Company purchased pursuant to the Carveout Purchase Agreement.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, any assets related thereto, all contracts and all Guarantees or other obligations in respect of such Receivables, the proceeds of such Receivables and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization involving Receivables.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or, if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Senior Management of the Company (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) which:

(a)	is Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any such designation by the Senior Management of the Company shall be evidenced to the Trustee by an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, Factoring Transaction or other similar arrangement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, Factoring Transaction or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend, in whole or in part (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning), any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including additional Indebtedness Incurred to pay premiums (including reasonable tender premiums, as determined in good faith by the Company), defeasance costs, accrued interest and fees, costs and expenses in connection with any such refinancing) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)	(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay premiums required by the instruments governing such existing Indebtedness or reasonable tender premiums (as determined in good faith by the Company), defeasance costs, accrued interest and fees, costs and expenses in connection with any such refinancing);

(4)	if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms, taken as a whole, at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)	Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Guarantor.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of October 9, 2012, by and among the Company, the Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Restricted Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Section 16 Officer” means any officer of the Company that would be an “officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Secured Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) to (y) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date. The Secured Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Leverage Ratio” (including for acquisitions).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Credit Agreement dated as of July 31, 2012, among the Company, the guarantors parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder; provided that such additional Indebtedness is Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”); provided, further, that a Senior Credit Facility shall not (1) include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act or (2) relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness.

“Senior Management” means the chief executive officer and the chief financial officer of the Company.

“Separation Agreement” means the Separation Agreement between the Company and WBG-PSS Holdings, LLC, dated as of May 1, 2012, as described, in all material respects, in the Offering Memorandum.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or by the Purchased Subsidiaries on the Acquisition Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to its terms.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Company or such other Person as may be expressly stated, determined on a pro forma basis in a manner consistent with the pro forma adjustments contained in the definition of Consolidated Coverage Ratio.

“Transactions” means (i) the transactions contemplated by the CBI Acquisition Agreement, the Carveout Purchase Agreement, the Separation Agreement and the Transition Services Agreement, (ii) the borrowings under the Senior Credit Facility to finance the CBI Acquisition, the PLG Business Acquisition and the repayment of certain Indebtedness of the Company and the PLG Business, as described in the Offering Memorandum, and (iii) the payment of fees and expenses related to the foregoing.

“Transition Services Agreement” means the Transition Services Agreement to be entered into on the Acquisition Date between CBI and the Company.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to October 15, 2016; provided, however, that if the period from the redemption date to October 15, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to October 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided above; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations of an exchange of Outstanding Notes for Exchange Notes in the exchange offer and the purchase, ownership and disposition of the Notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”) so as to result in U.S. federal income tax consequences different from those discussed below. This summary deals only with a Note held as a capital asset by a beneficial owner. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of Notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities or to persons who are pass-through entities;

•	tax consequences to certain former citizens or residents of the United States;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes.

If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the Notes, you should consult your tax advisors.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THE FEDERAL INCOME TAX LAWS.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of Notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership) of Notes that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

The exchange of Outstanding Notes for Exchange Notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the Exchange Notes as they had in the Outstanding Notes immediately before the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders of the Ownership and Disposition of the Notes

Stated Interest. Stated interest on the Notes will be treated as “qualified stated interest” (i.e., stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the Notes) and will be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid in accordance with the holder’s regular method of tax accounting.

Additional Payments

We may be required to pay additional amounts with respect to the Notes in certain circumstances described above under the heading “Description of Notes—Repurchase at the Option of the Holders—Change of Control.” In addition, we may have been required to pay additional amounts with respect to the Outstanding Notes if we failed to comply with certain registration requirements described under the heading “The Exchange Offer—Filing of Registration Statements.” Because we believe the likelihood that we will be obligated to make any such additional payments on the Notes is remote, we have taken the position (and this discussion assumes) that the Notes will not be treated as contingent payment debt instruments. Assuming our position is respected, a U.S. holder would be required to include in income such additional payments at the time payments are received or accrued, in accordance with such U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Our determination as to the remoteness of the likelihood of the additional payments and the characterization of the Notes as not being contingent payment debt instruments is inherently factual and not binding on the IRS. If the IRS were to challenge successfully our determination and the Notes were treated as contingent payment debt instruments, U.S. holders would generally be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the Notes, treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a Note, and treat the entire amount of recognized gain upon a conversion of Notes as taxable. Our determination that the Notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner that is required by applicable U.S. Treasury regulations. If, contrary to our expectations, we pay additional amounts, such additional amounts should be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrues in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note equal to the difference between the amount realized upon such sale, exchange, redemption or other taxable disposition (less accrued but unpaid stated interest which will be taxable as such) and such U.S. holder’s tax basis in the Note. A U.S. holder’s tax basis in a Note will generally be equal to the amount that such U.S. holder paid for the Note. Any gain or loss recognized on a taxable disposition of the Note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the Note, a U.S. holder is treated as holding the Note for more than one year, such gain or loss will be a long-term capital gain or loss (except as discussed below under the caption “Market Discount”). In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to tax at a reduced rate of taxation. A U.S. holder’s ability to deduct capital losses may be limited.

Market Discount

A Note that is acquired for an amount that is less than its principal amount by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having “market discount” equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, a Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the Notes will accrue ratably over the remaining term of the Notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a Note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

Amortization of Premium

A U.S. holder, whose tax basis immediately after its acquisition of a Note is greater than the sum of all remaining payments other than qualified stated interest payable on the Note, will be considered to have purchased the Note at a premium. “Qualified stated interest” is stated interest that is unconditionally payable at least annually at a single fixed rate. A U.S. holder may elect to amortize any such bond premium to offset a portion of the stated interest that would otherwise be includable in income using a constant yield method, over the remaining term of the Note (or, if it results in a smaller amount of amortizable premium, until an earlier call date). Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. Holders that acquire a Note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the Notes.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the Notes and to the proceeds of a sale of a Note paid to a U.S. holder unless the U.S. holder is an exempt recipient. A backup withholding tax will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. holders of the Ownership and Disposition of the Notes

Payments of Interest

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, a non-U.S. holder will not be subject to U.S. federal withholding tax or income tax in respect of interest paid with respect to a Note provided that:

•

interest paid on the Note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code; and

•

(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the Notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable U.S. Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Additional Payments

We may be required to pay additional amounts to a non-U.S. holder in certain circumstances described above under the headings “Description of Notes—Repurchase at the Option of the Holders—Change of Control” and “The Exchange Offer—Filing of Registration Statements.” For a discussion of the impact of such additional payments on the Notes, see the discussion under “—Consequences to U.S. Holders—Additional Payments” above. It is possible that such payments might be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. The issuer will determine if any withholding is required if and when any such amounts become payable. Non-U.S. holders should consult with their own tax advisors as to the tax considerations that relate to the potential additional payments.

Sale, Certain Redemptions, or Other Taxable Dispositions of Notes

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, gain realized by a non-U.S. holder on the sale, certain redemptions or other taxable disposition of a Note will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the Notes. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If a non-U.S. holder is an individual described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, or other taxable disposition under regular graduated U.S. federal income tax rates. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it will be subject to tax on its net gain generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the statement described above in the last bullet point under “—Payments of Interest” has been received and the applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a Note within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the applicable withholding agent does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specifically defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, Notes paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial

United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertakes to identify accounts held by certain United States persons or foreign entities with U.S. owners, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

The IRS has issued administrative guidance providing that the withholding provisions described above will generally apply to payments of interest made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of Notes on or after January 1, 2017. Investors should consult their tax advisors regarding this legislation and administrative guidance issued thereunder.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of the exchange offer and purchasing, holding and disposing of the Notes, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it acquired the Outstanding Notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Registration Rights Agreement we executed in connection with the offering of the Outstanding Notes provides that we will generally not be required to amend or supplement this prospectus for a period exceeding 180 days after the expiration time of the exchange offer and participating broker-dealers shall not be authorized by us to deliver this prospectus in connection with resales after that period of time has expired.

We will not receive any proceeds from any sale of Exchange Notes by any participating broker-dealer. Exchange Notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of the Exchange Notes. Any participating broker-dealer that resells Exchange Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Pursuant to the Registration Rights Agreement, we have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters with respect to the validity of the Exchange Notes have been passed upon for us by Gibson, Dunn & Crutcher LLP. Barnes & Thornburg LLP and Seyfarth Shaw LLP have passed upon certain matters under Michigan and Massachusetts law, respectively.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Current Report dated July 22, 2013 (Form 8-K) for the year ended December 29, 2012 (including schedules appearing therein) and the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s Annual Report (Form 10-K) as of December 29, 2012 (excluding the internal control over financial reporting of the PLG Business), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of internal controls over financial reporting contains an explanatory paragraph describing the above referenced exclusion of the PLG Business from the scope of such firm’s audit of internal control over financial reporting included therein, and incorporated herein by reference. Such consolidated financial statements and Company management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2012 (which did not include an evaluation of the internal control over financial reporting of the PLG Business) have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Collective Brands Performance + Lifestyle Group (the combination of wholly owned subsidiaries and operations of Collective Brands, Inc.) incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K dated July 22, 2013, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$375,000,000

Wolverine World Wide, Inc.

Exchange Offer for All Outstanding

$375,000,000 aggregate amount of 6.125% Senior Notes due 2020

(CUSIP Nos. U97227AA7 and 978097AA1)

for new 6.125% Senior Notes due 2020

that have been registered under the Securities Act of 1933

PROSPECTUS

August 6, 2013